               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                            FORM U5S

                          ANNUAL REPORT

              For the year ended December 31, 1999

                      Filed pursuant to the
          Public Utility Holding Company Act of 1935 by

                     ALLEGHENY ENERGY, INC.
                      10435 Downsville Pike
                Hagerstown, Maryland  21740-1766

ITEM 1.  SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1999


                                                                   Number of     % of    Issuer's  Owner's
                                                         Type of     Common     Voting      Book      Book
                    Name of Company                      Company   Shares Owned  Power     Value     Value
                                                                                       (Thousands of Dollars)
Allegheny Energy, Inc. (AYE)                             Holding
  Allegheny Energy Service Corporation (AESC)            Service        5,000     100   $     50  $     50
  Monongahela Power Company (MP)                        Electric    5,891,000     100    578,951   578,951
  The Potomac Edison Company (PE)                       Electric   22,385,000     100    700,422   701,887
  West Penn Power Company (1) (WPP)                     Electric   24,361,586     100     79,658    94,782
    West Virginia Power & Transmission Company*               (2)      30,000     100      3,945     3,940
         West Penn West Virginia Water Power Company*         (3)           5     100         (5)        1
             Unsecured debt                                                                   15        15
    West Penn Funding Corporation (WPFC)                      (4)        None    None    138,716   138,716
         West Penn Funding, LLC (WPFLLC)                      (5)        None    None      3,031     2,968
    West Penn Transferring Agent LLC (WPTA)                   (5)        None    None      1,072     1,072
  Allegheny Energy Supply Company, LLC                        (6)        None    None    512,699   658,784
  Allegheny Energy Units 1 & 2, LLC                           (6)        None    None     64,799    64,799
  Allegheny Ventures, Inc. (AYP)                              (6)         100     100     39,118    39,118
    AYP Energy, Inc.                                          (7)         100     100          0         0
    Allegheny Communications Connect, Inc.                    (8)         100     100     25,517    25,517
    Allegheny Energy Solutions, Inc.                          (9)         100     100        471       471
  Ohio Valley Electric Corporation (OVEC)                  (1) (10)    12,500   12-1/2     1,250     1,250
    Indiana-Kentucky Electric Corporation (IKEC)              (10)     17,000     100      3,400     3,400


Subsidiaries of More Than One
  System Company

Allegheny Generating Company (AGC)                      Generating
  Owners:
    Monongahela Power Company                                             270      27      41,713    41,713
    The Potomac Edison Company                                            280      28      43,258    43,258
    Allegheny Energy Supply Company, LLC                                  450      45      69,521    69,521

Allegheny Pittsburgh Coal Company* (APC)                      (11)
  Owners:
    Monongahela Power Company                                           2,500      25      (3,325)   (3,325)
      Unsecured debt                                                                        3,495     3,495
    The Potomac Edison Company                                          2,500      25      (3,325)   (3,325)
      Unsecured debt                                                                        3,617     3,617
    West Penn Power Company                                             5,000      50      (6,648)   (6,648)
      Unsecured debt                                                                        7,061     7,061



    *Inactive

(1) Exempt from registration as a holding company under Section 3(a) pursuant to Rule 2.
(2) Owns land for power development.
(3) Owns land for water power development.
(4) See paragraph below.
(5) Limited liability company.  See paragraph below.
(6) Unregulated nonutility.  See paragraph below.
(7) Bulk power marketer.  See paragraph below.
(8) Exempt telecommunications company.  See paragraph below.
(9) Unregulated marketer of electric energy and other energy related services. See paragraph below
(10) Allegheny Energy, Inc. owns 12-1/2% of the capital stock of Ohio Valley Electric Corporation, the balance owned by unaffiliated companies. Ohio Valley Electric Corporation owns 100% of the capital stock of Indiana-Kentucky Electric Corporation. These companies were formed October 1, 1952, to build electric generating facilities to supply power under a long-term contract to the Energy Research and Development Administration's (formerly Atomic Energy Commission) uranium diffusion project at Portsmouth, Ohio. See Holding Company Act Release No. 11578.
(11) Owns coal reserves as a long-term resource.

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1999 (Continued)


    In 1999, WPP formed West Penn Funding Corporation (WPFC). WPFC, incorporated in Delaware, is a wholly owned subsidiary of WPP and the sole member of West Penn Funding, LLC (WPFLLC).

    In 1999, WPP formed West Penn Funding, LLC (WPFLLC). WPFLLC, incorporated in Delaware and a subsidiary of West Penn Funding Corporation (WPFC), is a limited liability company formed for the sole purpose of purchasing and owning Intangible Transition Property (ITP), pledging its interest in ITP and other collateral to bond trustee, and performing activities that are necessary, suitable or convenient to accomplish these purposes.

    In 1999, WPP formed West Penn Transferring Agent, LLC (WPTA), a subsidiary of WPP. WPTA was formed to transfer assets of WPP to a newly formed subsidiary of AYE, Allegheny Energy Supply Company, LLC.

    In 1999 AYE formed a new subsidiary Allegheny Energy Supply Company, LLC (Allegheny Energy Supply) in order to consolidate AYE's unregulated energy supply business. Allegheny Energy Supply is a unregulated energy supply company that actively markets competitive wholesale electricity throughout the eastern United States, retail electricity in states where customer choice is being implemented, and operates regulated generation for its affiliates. Allegheny Energy Supply was formed when one of AYE's subsidiaries, WPP, transferred its generating capacity of 3,778 megawatts
    (MW) at book value to Allegheny Energy Supply, as allowed by the final settlement in WPP's Pennsylvania restructuring case. Allegheny Energy Supply also purchased from AYP Energy its 276 MW of merchant capacity at Fort Martin Unit No. 1.

    Allegheny Energy Units 1 & 2, LLC is an exempt wholesale generator that owns two 44-MW simple-cycle gas combustion turbines that will be transferred to Allegheny Energy Supply in 2000.

    Allegheny Ventures Inc. (AYP), formerly known as AYP Capital, Inc. which was formed in 1994 and incorporated in Delaware, is Allegheny Energy's new business development company that invests in and develops unregulated telecommunications and energy-related projects through its two wholly owned subsidiaries, Allegheny Communications Connect, Inc. (ACC) and Allegheny Energy Solutions. ACC formed in 1996 is an exempt telecommunications company under the Public Utility Holding Company Act of 1935 (PUHCA).
    ACC delivers telecommunications services over an advanced fiber optic network to retail customers throughout the Mid-Atlantic region. Allegheny Energy Solutions formed in 1997 is entering the distributed generation market for business customers. AYP Energy, Inc., also a subsidiary of Allegheny Ventures, sold to Allegheny Energy Supply its 276 MW of merchant capacity at Fort Martin Unit No. 1 during 1999.

				Allegheny Power Service Corporation
					Articles of Amendment

	Allegheny Power Service Corporation, a Maryland corporation having its principal office in Washington County, Maryland (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

	FIRST: The Charter of the Corporation is hereby amended by striking out the Second Article and inserting in lieu thereof the following:

						II.

		The name of the Corporation (which is hereinafter called the "Corporation") is ALLEGHENY ENERGY SERVICE CORPORATION


	SECOND: The Board of Directors of the corporation on July 15, 1999, duly adopted a resolution in which was set forth the foregoing amendment to the Charter, declaring that the said amendment of the Charter was advisable and directing that it be submitted for action thereon by the stockholders.


	THIRD: By written consent dated July 16, 1999, the sole stockholder of the Corporation duly approved the amendment of the Charter of the Corporation here in above set forth.


	IN WITNESS WHEREOF, Allegheny Power Service Corporation has caused these presents to be signed in its name on its behalf by its President and its corporate seal to be here unto affixed and attested to by its Secretary on July 16, 1999, and its President acknowledges that these Articles of Amendment are the act and deed of the Corporation and, under penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.


						Allegheny Power Service Corporation
						By   /s/ Alan J. Noia, President


/s/ E. M. Beck, Secretary

Dated:  July 16, 1999

ITEM 2.   ACQUISITIONS OR SALES OF UTILITY ASSETS.

          West Virginia Power.


ITEM 3.   ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM
SECURITIES.

          None, except as reported in certificates filed pursuant to Rule 24, Form U-6B-2, Form 10-K 1999, and Schedules IX for Monongahela Power Company, The Potomac Edison Company, and West Penn Power Company.

ITEM 4.  ACQUISITION, REDEMPTION, OR RETIREMENT OF SYSTEM SECURITIES

                                                    Calendar Year 1999
                                               (Dollar Amounts in Thousands)


                                     Name of
                                     Company
                                    Acquiring,
                                    Redeeming,
                                   or Retiring         Number of Shares or Principal Amount                       Commission
Name of Issuer and Title of Issue  Securities         Acquired       Redeemed       Retired      Consideration    Authorization


West Penn Power Company

  6-3/8% First Mortgage Bonds     West Penn Power Co.                 $80,000       $80,000        $80,280          Rule 42
  7-7/8% First Mortgage Bonds     West Penn Power Co.                  70,000        70,000         70,897          Rule 42
  7-3/8% First Mortgage Bonds     West Penn Power Co.                  45,000        45,000         45,473          Rule 42
  8-7/8% First Mortgage Bonds     West Penn Power Co.                 100,000       100,000        102,865          Rule 42
  7-7/8% First Mortgage Bonds     West Penn Power Co.                 135,000       135,000        137,803          Rule 42
  8-1/8% First Mortgage Bonds     West Penn Power Co.                  65,000        65,000         67,595          Rule 42
  7-3/4% First Mortgage Bonds     West Penn Power Co.                  30,000        30,000         30,973          Rule 42
                                                                     $525,000      $525,000       $535,886

AYP Energy, Inc.
  Medium-Term Notes               AYP Energy Inc                      $30,000       $30,000        $30,000          Rule 42




In October 1999 AYP Energy, Inc. prepaid $30 million of it bank loan, reducing the obligation from $160 million to $130 million. In December 1999, the $130 million debt obligation was assigned to Allegheny Energy Supply Company, Inc.

ITEM 5.   INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES.

1. Eight investments aggregating $112,685, one of which at $82,000 is related to industrial development.

2.        None

          ITEM 6.   OFFICERS AND DIRECTORS

Part 1. Names, principal business addresses, and positions of executives, officers and directors of all system companies as of December 31, 1999.

The following symbols are used in the tabulation:

CH     Chairman               X    Member of Executive Committee

GC     General Counsel        A    Member of Audit Committee

P      President              F    Member of Finance Committee

SVP    Senior Vice President  O    Member of Operating Committee

VP     Vice President         M    Member of Management Review and
                                     Director Affairs Committee

T      Treasurer              NB   Member of New Business Committee

S      Secretary              S    Member of Strategic Affairs
                                     Committee

C      Controller             VPO  Vice President-Operations

D      Director               VPAP Vice President & Assistant
    					 to President

df     Director's fees        s    Salary

ITEM 6.                       OFFICERS AND DIRECTORS - continued
PART I    Continued

                                      Allegheny                               The        West
                           Allegheny  Energy       Allegheny    Monongahela   Potomac    Penn
                           Energy,    Service      Ventures,    Power         Edison     Power
                           Inc.       Corporation  Inc.         Company       Company    Company


Paul M. Barbas             VP         VP s         P D
  10435 Downsville Pike
  Hagerstown, MD

Eileen M. Beck             S          s S          S            S             S          S
  10435 Downsville Pike
  Hagerstown, MD

David C. Benson                       VP s
  800 Cabin Hill Drive
  Greensburg, PA

Regis F. Binder            VP T       s VP T       VP T         T             T          T
  10435 Downsville Pike
  Hagerstown, MD

Donald F. Feenstra                    VP s
  800 Cabin Hill Drive
  Greensburg, PA

Richard J. Gagliardi       VP         s VP         VP D
  10435 Downsville Pike
  Hagerstown, MD

Thomas K. Henderson        VP GC      s VP         D VP         VP            VP         VP
  10435 Downsville Pike
  Hagerstown, MD

Kenneth M. Jones           VP C       s VP
  10435 Downsville Pike
  Hagerstown, MD

Thomas J. Kloc             VP C       VP C s       D    C VP    C             C          C
  10435 Downsville Pike
  Hagerstown, MD

James D. Latimer                      s                         VP            VP         VP
  10435 Downsville Pike
  Hagerstown, MD

Michael P. Morrell         SVP        SVP s        D VP         D             VP         D VP             D VP
  10435 Downsville Pike                            O            O             O          O
  Hagerstown, MD



Alan J. Noia         CH P D X F NB   s CH P D X     CH D         D CH X     D CH X        D CH X
  10435 Downsville Pike                             O            O          O             O
  Hagerstown, MD


PART I    Continued


                                      Allegheny                               The        West
                           Allegheny  Energy       Allegheny    Monongahela   Potomac    Penn
                           Energy,    Service      Ventures,    Power         Edison     Power
                           Inc.       Corporation  Inc.         Company       Company    Company


Karl V. Pfirrmann                     s VP
  800 Cabin Hill Drive
  Greensburg, PA

Jay S. Pifer               SVP        s SVP        D VP O       P D           O          P D O          P D O
  800 Cabin Hill Drive
  Greensburg, PA

Victoria V. Schaff         VP         s VP
  10435 Downsville Pike
  Hagerstown, MD

Peter J. Skrgic            SVP        s SVP        VP D O       D O VP        VP D O     D O VP
  800 Cabin Hill Drive
  Greensburg, PA

Robert R. Winter                      s                         VP            VP         VP
  800 Cabin Hill Drive
  Greensburg, PA


PART I    Continued


                                      Allegheny                               The        West
                           Allegheny  Energy       Allegheny    Monongahela   Potomac    Penn
                           Energy,    Service      Ventures,    Power         Edison     Power
                           Inc.       Corporation  Inc.         Company       Company    Company


Eleanor Baum               df D F M    D                         df D          df D       df D
  51 Astor Pl.
  NY, NY

William L. Bennett         df D A NB S D                         df D          df D       df D
  3501 Frontage Road
  Tampa, FL

Wendell F. Holland         df D A NB   D                         df D          df D       df D
  1025 Laurel Oak Road
  Voorhees, NJ

Phillip E. Lint            df D A F NB D                         dfD           df D       df D
  19 High Point Road       s
  Westport, Ct

Frank A. Metz, Jr.         df D F M X  D X                       df D X        df D X     df D X
  P. O. Box 26             s
  Sloatsburg, NY

Steven H. Rice             df D X F M  D X                       df D X        df D X     df D X
  999 Bedford Street       s
  Stamford, CT 06905

Gunnar E. Sarsten          df D NB M   D                         df D          df D       df D
  11436 Scarborough's      s
  Neck Road
  P.O. Box 459
  Belle Haven, VA


PART I    Continued


                                       Allegheny                               The        West
                           Allegheny   Energy       Allegheny    Monongahela   Potomac    Penn
                           Energy,     Service      Ventures,    Power         Edison     Power
                           Inc.        Corporation  Inc.         Company       Company    Company


Coulter R. Boyle, III
  110 E. Wayne Street
  Fort Wayne, IN

John D. Brodt
  P.O. Box 468
  Piketon, OH

H. Peter Burg
  76 Main Street
  Akron, OH

E. Linn Draper, Jr.
  1 Riverside Plaza
  Columbus, OH

Donald R. Feenstra
  800 Cabin Hill Drive
  Greensburg, PA

Arthur R. Garfield
  76 S. Main Street
  Akron, OH

David L. Hart
  1 Riverside Plaza
  Columbus, OH

Chris Hermann
  200 W. Main Street
  Louisville, KY

Allen M. Hill
  1065 Woodman Dr.
  Dayton, OH

J. Gordon Hurst
  20 NW Fourth Street
  Evansville, IN

David E. Jones
  P.O. Box 468
  Piketon, OH

John R. Jones, III
  1 Riverside Plaza
  Columbus, OH

William J. Lhota
  1 Riverside Plaza
  Columbus, OH

Wayne T. Lucas
  220 W. Main Street
  Louisville, KY


PART I    Continued


                                       Allegheny                               The        West
                           Allegheny   Energy       Allegheny    Monongahela   Potomac    Penn
                           Energy,     Service      Ventures,    Power         Edison     Power
                           Inc.        Corporation  Inc.         Company       Company    Company


James J. Markowsky
  1 Riverside Plaza
  Columbus, OH

Alan J. Noia
  10435 Downsville Pike
  Hagerstown, MD

Armando A. Pena
  1 Riverside Plaza
  Columbus, OH

Guy L. Pipitone
  76 S. Main Street
  Akron, OH

Jackson H. Randolph
  P.O. Box 960
  Cincinnati, OH

Ronald G. Reherman
  20 NW Fourth Street
  Evansville, IN

Peter J. Skrgic
  800 Cabin Hill Drive
  Greensburg, PA

William E. Walters
  110 E. Wayne Street
  South Bend, IN


PART I    Continued



                                                      West Virginia   West Penn      Ohio         Indiana
                          Allegheny    Allegheny      Power and       West Virginia  Valley       Kentucky
                          Generating   Pittsburgh     Transmission    Water Power    Electric     Electric
                          Company      Coal Company   Company         Company        Corporation  Corporation

Eileen M. Beck            S            S              S               S
  10435 Downsville Pike
  Hagerstown, MD

David C. Benson
  800 Cabin Hill Drive
  Greensburg, PA

Regis F. Binder (1)       T            T              T               T
  10435 Downsville Pike
  Hagerstown, MD

Donald R. Feenstra                                                                   D
  800 Cabin Hill Drive
  Greensburg, PA

Richard J. Gagliardi
  10435 Downsville Pike
  Hagerstown, MD

Thomas K. Henderson       D  VP                       VP D            D VP
  10435 Downsville Pike
  Hagerstown, MD

Thomas J. Kloc            VP D C       D C            VP D C          D VP C
  10435 Downsville Pike
  Hagerstown, MD

James D. Latimer                                      D    VP
  10435 Downsville Pike
  Hagerstown, MD

Michael P. Morrell        D VP         D
  10435 Downsville Pike
  Hagerstown, MD

Alan J. Noia              D CH P       P D            P D             D              D X
  10435 Downsville Pike
  Hagerstown, MD


PART I    Continued


                                                      West Virginia   West Penn      Ohio         Indiana
                          Allegheny    Allegheny      Power and       West Virginia  Valley       Kentucky
                          Generating   Pittsburgh     Transmission    Water Power    Electric     Electric
                          Company      Coal Company   Company         Company        Corporation  Corporation


Karl V. Pfirrmann
  800 Cabin Hill Drive
  Greensburg, PA

Jay S. Pifer                           VP D           D VP            P D
  800 Cabin Hill Drive
  Greensburg, PA

Victoria V. Schaff
  10435 Downsville Pike
  Hagerstown, MD

Peter J. Skrgic           VP D         D              D VP            D              D            D X
  800 Cabin Hill Drive
  Greensburg, PA

Robert R. Winter                                                      VP
  800 Cabin Hill Drive
  Greensburg, PA


PART I    Continued



                                                      West Virginia   West Penn      Ohio         Indiana
                          Allegheny    Allegheny      Power and       West Virginia  Valley       Kentucky
                          Generating   Pittsburgh     Transmission    Water Power    Electric     Electric
                          Company      Coal Company   Company         Company        Corporation  Corporation


Eleanor Baum
  51 Astor Place
  NY, NY

William L. Bennett
  3501 Frontage Road
  Tampa, FL

Wendell F. Holland
  1025 Laurel Oak Road
  Voorhees, NJ

Phillip E. Lint
  19 High Point Road
  Westport, CT

Frank A. Metz, Jr.
  P.O. Box 26
  Sloatsburg, NY

Steven H. Rice
  999 Bedford Street
  Stamford, CT  06905

Gunnar E. Sarsten
  11436 Scarborough's
  Neck Road
  P.O. Box 459
  Belle Haven, VA


PART I    Continued


                                                      West Virginia   West Penn      Ohio         Indiana
                          Allegheny    Allegheny      Power and       West Virginia  Valley       Kentucky
                          Generating   Pittsburgh     Transmission    Water Power    Electric     Electric
                          Company      Coal Company   Company         Company        Corporation  Corporation


Coulter R. Boyle, III                                                                             D
  110 E. Wayne Street
  Fort Wayne, IN 46802

John D. Brodt                                                                        s S T        S T
  P.O. Box 468
  Piketon, OH 45661

H. Peter Burg                                                                        D
  76 S. Main Street
  Akron, OH 443008-1890

E. Linn Draper, Jr.                                                                  P D X        P D X
  1 Riverside Plaza
  Columbus, OH 43216

Donald R. Feenstra                                                                   D
  800 Cabin Hill Drive
  Greensburg, PA

Arthur R. Garfield                                                                   D X          D X
  76 S. Main Street
  Akron, OH 43808-1890

David L. Hart                                                                        VPAP         VPAP
  1 Riverside Plaza
  Columbus, OH 43216-6631

Chris Hermann                                                                        D X
  200 W. Main Street
  Louisville, KY 40202

Allen M. Hill                                                                        D
  1065 Woodman Dr.
  Dayton, OH 45432

J. Gordon Hurst                                                                                   D
  20 NW Fourth Street
  Evansville, IN 47741-0001

David E. Jones                                                                       VPO s        VPO
  P.O. Box 468
  Piketon, OH 45661

John R. Jones, III                                                                   D
  1 Riverside Plaza
  Columbus, OH 43216-6631

William J. Lhota                                                                     D
  1 Riverside Plaza
  Columbus, OH 43216-66631

Wayne T. Lucas                                                                       D
  220 W. Main Street
  Louisville, KY 40202


PART I    Continued



                                                      West Virginia   West Penn      Ohio         Indiana
                          Allegheny    Allegheny      Power and       West Virginia  Valley       Kentucky
                          Generating   Pittsburgh     Transmission    Water Power    Electric     Electric
                          Company      Coal Company   Company         Company        Corporation  Corporation


James J. Markowsky                                                                   D
  1 Riverside Plaza
  Columbus, OH 43216-6631

Alan J. Noia                                                                         D X
  10435 Downsville Pike
  Hagerstown, MD 21740

Armando A. Pena                                                                      VP           VP
  1 Riverside Plaza
  Columbus, OH 43216-6631

Guy L. Pipitone                                                                      D
  76 S. Main Street
  Akron, OH 44308-1890

Jackson H. Randolph                                                                  D X
  P.O. Box 960
  Cincinnati, OH 45202-0960

Ronald G. Reherman                                                                   D            D
  20 NW Fourth Street
  Evansville, IN47741-0001

Peter J. Skrgic                                                                      D            D X
  800 Cabin Hill Drive
  Greensburg, PA 15601

William E. Walters                                                                                D
  110 E. Wayne Street
  South Bend, IN 46601


PART I    Continued


                                Allegheny
                                Energy Unit 1  Allegheny      West Penn      West Penn
                                and Unit 2,    Energy Supply  Funding        Funding,
                                LLC            Company, LLC   Corporation    LLC


Eileen M. Beck                  S              S
10435 Downsville Pike
Hagerstown, MD 21740

Eileen M. Beck                                                S              S
23258-2 Renaissance Drive
Las Vegas, NV 87119

David C. Benson                 VP             VP
RD 12, P.O. Box 1000
Roseytown Road
Greensburg, PA 15601

Regis F. Binder                 T              T
10435 Downsville Pike
Hagerstown, MD 21740

Terence A. Burke                                              D              D
23258-2 Renaissance Drive
Las Vegas, NV 87119

Kristin W. Eppes                                              VP             VP
23258-2 Renaissance Drive
Las Vegas, NV 87119

Donald R. Feenstra              VP             VP
800 Cabin Hill Drive
Greensburg, PA 15601

Mark A. Ferrucci                                                             D
23258-2 Renaissance Drive
Las Vegas, NV 87119

Richard J. Gagliardi                           D
10435 Downsville Pike
Hagerstown, MD 21740

Robert W. Grier                                               VP D           VP
23258-2 Renaissance Drive
Las Vegas, NV 87119

Thomas K. Henderson                            VP D
10435 Downsville Pike
Hagerstown, MD 21740

Thomas J. Kloc                C
10435 Downsville Pike
Hagerstown, MD 21740

Kim E. Lutthans                                                              D
23258-2 Renaissance Drive
Las Vegas, NV 87119

Michael P. Morrell                             VP D           P              P
10435 Downsville Pike
Hagerstown, MD 21740


PART I    Continued


                                Allegheny
                                Energy Unit 1  Allegheny      West Penn      West Penn
                                and Unit 2,    Energy Supply  Funding        Funding,
                                LLC            Company, LLC   Corporation    LLC


Alan J. Noia                    Ch             Ch D
10435 Downsville Pike
Hagerstown, MD 21740

Bruce M. Sedlock                                              Ch D           D
23258-2 Renaissance Drive
Las Vegas, NV 87119

Thomas C. Sheppard, Jr.                                                      D
23258-2 Renaissance Drive
Las Vegas, NV 87119

Peter J. Skrgic               P *              P D
800 Cabin Hill Drive
Greensburg, PA 15601

Keith L. Warchol                                              T              VP T
23258-2 Renaissance Drive
Las Vegas, NV 87119

Anthony Wilson                                                VP             VP
23258-2 Renaissance Drive
Las Vegas, NV 87119



*Sole Member

PART I    Continued


                        Allegheny         West Penn      Allegheny
                        Energy            Transferring   Communications   AYP Energy
                        Solutions, Inc.   Agent LLC      Connect, Inc.       Inc.


Paul M. Barbas          P D                              D                P D
10435 Downsville Pike
Hagerstown, MD 21740

Eileen M. Beck          S                 S              S                S
10435 Downsville Pike
Hagerstown, MD 21740

David C. Benson
RD 12, P.O. Box 1000
Roseytown Road
Greensburg, PA 15601

Regis F. Binder         VP D              T              D T              VP T
10435 Downsville Pike
Hagerstown, MD 21740

Terence A. Burke
10435 Downsville Pike
Hagerstown, MD 21740

Kristin W. Eppes
10435 Downsville Pike
Hagerstown, MD 21740

Donald R. Feenstra
800 Cabin Hill Drive
Greensburg, PA 15601

Mark A. Ferrucci
23258-2 Renaissance Drive
Las Vegas, NV 87119

Richard J. Gagliardi    VP D                             VP D             VP D
10435 Downsville Pike
Hagerstown, MD 21740

Robert W. Grier
10435 Downsville Pike
Hagerstown, MD 21740

Thomas K. Henderson     D                                VP D             VP D
10435 Downsville Pike
Hagerstown, MD 21740

Thomas J. Kloc          C D                              C                VP C D
10435 Downsville Pike
Hagerstown, MD 21740

Kim E. Lutthans
23258-2 Renaissance Drive
Las Vegas, NV 87119


PART I    Continued


                        Allegheny         West Penn      Allegheny
                        Energy            Transferring   Communications   AYP Energy
                        Solutions, Inc.   Agent LLC      Connect, Inc.       Inc.


Michael P. Morrell      VP D                             VP D             VP D
10435 Downsville Pike
Hagerstown, MD 21740

Alan J. Noia            Ch D              Ch D           Ch D             Ch D
10435 Downsville Pike
Hagerstown, MD 21740

Jay S. Pifer                                                              VP D
800 Cabin Hill Drive
Greensburg, PA 15601

Bruce M. Sedlock
800 Cabin Hill Drive
Greensburg, PA 15601

Thomas C. Sheppard, Jr.
1310 Fairmont Avenue
Fairmont, WV 26554

Peter J. Skrgic                           P D            VP D             VP D
800 Cabin Hill Drive
Greensburg, PA 15601

Keith L. Warchol
10435 Downsville Pike
Hagerstown, MD 21740

Anthony Wilson
10435 Downsville Pike
Hagerstown, MD 21740


PART II Financial connections of officers and directors as of December 31, 1999


Name of Officer      Name and Location of    Positions Held in      Applicable
or Director          Financial Institution   Financial Institution  Exemption Rule

A. M. Hill           Fifth Third Bancorp     Director               No interlocking
                     Cincinnati, OH 45201                           authority required

William J. Lhota     Huntington              Director               Rule 70(c) & (f)
                     Bancshares, Inc.
                     Huntington Center
                     41 S. High Street
                     Columbus, OH 43215

J. H. Randolph       PNC Bank Corporation    Director               Title 17,Reg.
                     Pittsburgh, PA                                    250.70 (e)

R. G. Reherman       National City           Director               No interlocking
                     Bancshares, Inc.                               authority required
                     Evansville, IN 47741


ITEM 6.
PART III. Disclosures for Allegheny companies are as follows:

(1)  Allegheny Energy, Inc. (AE), Allegheny Energy Service Corporation
     (AESC), Monongahela Power Company (Monongahela and M), The Potomac Edison Company (Potomac Edison and PE), West Penn Power Company (West Penn and WP), and Allegheny Generating Company (AGC) sections of the combined Annual Report on Form 10-K for 1999 of AE, M, PE, WP, and AGC on pages 56 through 65 and of the AE Proxy Statement on pages 10 through 12. The executive officers of AE are also executive officers of AESC and receive their compensation from AESC as shown on page 5 and together with the directors owned beneficially 167,206 shares of common stock of AE. AESC does not file a proxy statement or Form 10-K.

(2) Allegheny Pittsburgh Coal Company, West Virginia Power and Transmission Company, West Penn West Virginia Water Power Company, Allegheny Energy Unit 1 and Unit 2, LLC, Allegheny Energy Supply Company, LLC, West Penn Funding Corporation, Allegheny Energy Solutions, Inc., West Penn Transferring Agent, LLC, Allegheny Communications Connect, Inc., and AYP Energy, Inc. do not file proxy statements or Form 10-K's. Their directors and executive officers do not receive any compensation from these companies, but receive compensation as employees of certain of the companies as reported in (1) above. West Penn Funding, LLC files a 10-K. Its officers and directors do not receive any compensation from this company, but receive compensation as employees of certain of the companies reported in (1) above.


(3) Ohio Valley Electric Corporation and Indiana-Kentucky Electric Corporation do not file proxy statements or Form 10-K's. These companies are not wholly owned by Allegheny Energy, Inc., or its subsidiaries (see page 1 of this Form U5S) and none of their executive officers are employees of the Allegheny Energy companies. Except for two executive officers whose compensation was $232,505, directors and executive officers do not receive any compensation from these companies. The compensation and interest in system securities of directors who are employees of the Allegheny Energy companies are reported in (1) above.

ITEM 6.     PART III
(1)  ae, agc, m, pe, wpp
(FROM 1999 Form 10-K)


ITEM 11.   EXECUTIVE COMPENSATION

       During 1999, and for 1998 and 1997, the annual compensation paid by AE, Monongahela, Potomac Edison, West Penn and AGC directly or indirectly to their Chief Executive Officer and each of the four most highly paid executive officers of the System whose cash compensation exceeded $100,000 for services in all capacities to such companies was as follows:


                    Summary Compensation Tables (a)
          AE, Monongahela, Potomac Edison, West Penn and AGC
                          Annual Compensation

                                                                         All
Name                                                         Long-Term   Other
and                                       Annual     No. of  Performance Compen-
Principal                                 Incentive  Options Plan Payout sation
Position(b)              Year   Salary($)  ($)(c)      (d)     ($)(d)    ($)(e)

Alan J. Noia,            1999   575,000   312,500    190,000  260,183   112,350
Chief Executive Officer  1998   525,000   180,500       -     286,655   184,788
                         1997   460,000   253,000       -     250,657   124,495

Peter J. Skrgic,         1999   290,000   196,800     80,000  158,372     6,925
Senior Vice President    1998   280,008   123,000       -     204,753    50,757
Supply                   1997   265,000   155,400       -     150,394    91,409

Michael P. Morrell (f)   1999   260,000   156,000     66,000   96,154    27,592
Senior Vice President &  1998   255,000   117,000       -     114,870    28,599
Chief Financial Officer  1997   240,000    95,200       -       (f)      26,068

Jay S. Pifer,            1999   255,000   146,400     66,000   96,154     7,073
Senior Vice President    1998   250,008    66,500       -     131,042    41,542
Delivery                 1997   240,000    95,200       -     150,394    67,810

Richard J. Gagliardi     1999   210,000   113,400     52,000   79,186    14,713
Vice President           1998   200,016    60,400       -     114,662    25,345
Administration           1997   190,000    75,600       -     100,263    25,340



     (a) The individuals appearing in this chart perform policy-making functions for each of the Registrants. The compensation shown is for all services in all capacities to AE and its subsidiaries. All salaries and bonuses of these executives are paid by AESC. AE, Monongahela, Potomac Edison, West Penn and AGC have no paid employees.

     (b) See Executive Officers of the Registrants for all positions held.

     (c) Incentive awards (primarily Annual Incentive Plan awards) are based upon performance in the year in which the figure appears but are paid in the following year. The Annual Incentive Plan will be continued for 2000.

ITEM 6.     PART III
(1)  ae, agc, m, pe, wpp
(FROM 1999 Form 10-K)



     (d) In 1994, the Board of Directors of the Company implemented a Performance Share Plan (the "Plan") for senior officers of the Company and its subsidiaries which was approved by the shareholders of AE at the annual meeting in May 1994. The first Plan cycle began on January 1, 1994 and ended on December 31, 1996. A second cycle began on January 1, 1995 and ended on December 31, 1997. The figure shown for 1997 represents the dollar value paid in 1998 to each of the named executive officers who participated in Cycle II. A third cycle began on January 1, 1996 and ended on December 31, 1998. The figure shown for 1998 represents the dollar value paid in 1999 to each of the named executive officers who participated in Cycle III. A fourth cycle began on January 1, 1997 and ended on December 31, 1999. The figure shown for 1999 represents the dollar value paid in 2000 to each of the named executive officers who participated in Cycle IV. In 1998, the Board of Directors of AE implemented a new Long-Term Incentive Plan, which was approved by the shareholders of AE at the AE annual meeting in May 1998. A fifth cycle (the first three-year performance period of this new Plan) began on January 1, 1998 and will end on December 31, 2000. A sixth cycle began on January 1, 1999 and will end on December 31, 2001. After completion of each cycle, AE stock, stock options (for Cycle V), cash, a combination, or just AE stock (Cycle
          VI) may be paid if performance criteria have been met.

     (e) The figures in this column include the present value of the executives' cash value at retirement attributable to the current year's premium payment for both the Executive Life Insurance and Secured Benefit Plans (based upon the premium, future valued to retirement, using the policy internal rate of return minus the corporation's premium payment), as well as the premium paid for the basic group life insurance program plan and the contribution for the Employee Stock Ownership and Savings Plan (ESOSP) established as a non-contributory stock ownership plan for all eligible employees effective January 1, 1976, and amended in 1984 to include a savings program.

          Effective January 1, 1992, the basic group life insurance provided employees was reduced from two times salary during employment, which reduced to one times salary after five years in retirement, to a new plan which provides one times salary until retirement and $25,000 thereafter. Some executive officers and other senior managers remain under the prior plan. In order to pay for this insurance for these executives, during 1992 insurance was purchased on the lives of each of them, except Mr. Morrell, who is not covered by this plan. Effective January 1, 1993, Allegheny started to provide funds to pay for the future benefits due under the supplemental retirement plan (Secured Benefit Plan). To do this, during 1993 Allegheny purchased life insurance on the lives

ITEM 6.     PART III
(1)  ae, agc, m, pe, wpp
(FROM 1999 Form 10-K)


          of the covered executives. The premium costs of both policies plus a factor for the use of the money are returned to Allegheny at the earlier of (a) death of the insured or (b) the later of age 65 or 10 years from the date of the policy's inception. Under the ESOSP for 1999, all eligible employees may elect to have from 2% to 12% of their compensation contributed to the Plan as pre-tax contributions and an additional 1% to 6% as post-tax contributions. Employees direct the investment of these contributions into one or more of nine available funds. Fifty percent of the pre-tax contributions up to 6% of compensation are matched with common stock of AE. Effective January 1 1997, the maximum amount of any employee's compensation that may be used in these computations is $160,000. Employees' interests in the ESOSP vest immediately. Their pre-tax contributions may
          be   withdrawn  only  upon  meeting  certain   financial
          hardship requirements or upon termination of employment. For 1999, the figure shown includes amounts representing
          (a) the aggregate of life insurance premiums and dollar value of the benefit to the executive officer of the
          remainder  of  the  premium  paid  on  the  Group   Life
          Insurance program and the Executive Life Insurance and Secured Benefit Plans, and (b) ESOSP contributions, respectively, as follows: Mr. Noia $107,550 and $4,800; Mr. Skrgic $2,593 and $4,332; Mr. Morrell $23,391 and $4,201; Mr. Pifer $2,273 and $4,800; Mr. Gagliardi
          $10,399 and $4,314.

     (f) Michael P. Morrell joined Allegheny on May 1, 1996, and did not receive a payment from the Long-Term Performance Plan for the second Plan cycle. His Cycle III payout is prorated for the period May 1, 1996 - December 31, 1998.

ITEM 6.     PART III
(1)  ae, agc, m, pe, wpp
(FROM 1999 Form 10-K)



            ALLEGHENY ENERGY, INC. LONG-TERM INCENTIVE PLAN
             SHARES AWARDED IN LAST FISCAL YEAR (CYCLE VI)


                                                               Estimated Future Payout
                        Number of   Performance     Threshold    Target     Maximum
                         Shares     Period Until    Number of    Number of  Number of
Name                                   Payout        Shares      Shares     Shares
__________________________________________________________________________________________

Alan J. Noia
Chief Executive Officer   5,165     1999-2001        2,583       5,165      10,330

Peter J. Skrgic
Senior Vice President     2,645     1999-2001        1,323       2,645       5,290

Michael P. Morrell
Senior Vice President     2,149     1999-2001        1,075       2,149       4,298

Jay S. Pifer
Senior Vice President     1,983     1999-2001          992       1,983       3,966

Richard J. Gagliardi
Vice President            1,488     1999-2001          744       1,488       2,976



      The named executives were awarded the above number of performance shares for Cycle VI. Such number of shares are only targets. As described below, no payouts will be made unless certain criteria are met. Each executive's 1999-2001 target long-term incentive opportunity was converted into performance shares equal to an equivalent number of shares of AE common stock based on the price of such stock on December 31, 1998. At the end of this three-year performance period, the performance shares attributed to the calculated award will be valued based on the price of AE common stock on December 31, 2001 and will reflect dividends that would have been paid on such stock during the performance period as if they were reinvested on the date paid. If an executive retires, dies or otherwise leaves the employment of Allegheny prior to the end of the three-year period, the executive may still receive an award based on the number of months worked during the period. The final value of an executive's account, if any, will be paid to the executive in early 2002.

       The actual payout of an executive's award may range from 0 to 200% of the target amount, before dividend reinvestment. The Management Review and Director Affairs Committee of the Board of Directors may decide to convert the value of such performance shares to stock options at that time or deliver cash or shares of common stock. The payout is based upon stockholder performance versus the peer group. The stockholder rating is then compared to a pre-established percentile ranking chart to determine the payout percentage of target. A ranking below 30% results in a 0% payout. The minimum payout begins at the 30% ranking, which results in a payout of 60% of target, ranging up to a payout of 200% of target if there is a 90% or higher ranking.

ITEM 6.     PART III
(1)  ae, agc, m, pe, wpp
(FROM 1999 Form 10-K)



                                  Stock Option Grants in 1999 (1)


____________________________________________________________________________________
                     Number of        % of                                Grant
                     Securities   Total Options                            Date
                     Underlying    Granted to    Exercise   Expiration    Present
Name                  Options      Employees      Price        Date       Value(2)
                     Granted(1)     in 1999       ($/Sh)                    ($)
____________________________________________________________________________________

Alan J. Noia          40,000          3.64%       30.1875    02/22/2009    $203,102
                     150,000         13.66%       31.4895    12/02/2009     794,480
____________________________________________________________________________________

Peter J. Skrgic       20,000          1.82%       30.1875    02/22/2009     101,551
                      60,000          5.46%       31.4895    12/02/2009     317,792
____________________________________________________________________________________

Michael P. Morrell    16,000          1.46%       30.1875    02/22/2009      81,241
                      50,000          4.55%       31.4895    12/02/2009     264,827
____________________________________________________________________________________

Jay S. Pifer          16,000          1.46%       30.1875    02/22/2009      81,241
                      50,000          4.55%       31.4895    12/02/2009     264,827
____________________________________________________________________________________

Richard J. Gagliardi  12,000          1.09%       30.1875    02/22/2009      60,930
                      40,000          3.64%       31.4895    12/02/2009     211,861
____________________________________________________________________________________


(1)   Options become exercisable three years after date of the grant.

(2) The Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. Allegheny Energy's use of this model should not be construed as an endorsement of its accuracy of valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value: an option term of 10 years, volatility of 22.83% dividend yield at 5.83%, and interest rate of 6.25%. The real value of the options in this table depends upon the actual performance of Allegheny Energy's stock during the applicable period.

                            Retirement Plan

      Allegheny maintains a Retirement Plan covering substantially all employees. The Retirement Plan is a noncontributory, trusteed pension plan designed to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the Code). Each covered employee is eligible for retirement at normal retirement date (age 65), with early retirement permitted. In addition, executive officers and other senior managers participate in a supplemental executive retirement plan (Secured Benefit Plan).

      Pursuant to the Secured Benefit Plan, senior executives of Allegheny companies who retire at age 60 or over with 40 or more years of service are entitled to a

ITEM 6.     PART III
(1)  ae, agc, m, pe, wpp
(FROM 1999 Form 10-K)



supplemental retirement  benefit  in  an
amount that, together with the benefits under the basic plan and from other employment, will equal 60% of the executive's highest average monthly earnings for any 36 consecutive months. Beginning February 1, 1996, the earnings include 50% of the actual award paid under the Annual Incentive Plan and beginning January 1, 1999, include 100% of the actual award paid under the Annual Incentive Plan. The supplemental benefit is reduced for less than 40 years service and for retirement age from 60 to 55. It is included in the amounts shown where applicable. To provide funds to pay such benefits, beginning January 1, 1993, Allegheny purchased insurance on the lives of the participants in the Secured Benefit Plan. If the assumptions made as to mortality experience, policy dividends, and other factors are realized, Allegheny will recover all premium payments, plus a factor for the use of the Allegheny's money. The portion of the premiums for this insurance required to be deemed "compensation" by the Securities and Exchange Commission is included in the "All Other Compensation" column on page 57 of this Form 10-K. All executive officers are participants in the Secured Benefit Plan. It also provides for use of Average Compensation in excess of Code maximums.

      The  following  table  shows estimated  maximum  annual  benefits payable to participants in the Secured Benefit Plan following retirement (assuming payments on a normal life annuity basis and not including any survivor benefit) to an employee in specified remuneration and years of credited service classifications. These amounts are based on an estimated Average Compensation (defined as 12 times the highest average monthly earnings including overtime and other salary payments actually earned, whether or not payment is deferred, for any 36 consecutive calendar months), retirement at age 65 and without consideration of any effect of various options which may be elected prior to retirement. The benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or any other offset amounts.


                              PENSION PLAN TABLE

                       Years of Credited Service


Average Compensation(a)     15 Years 20 Years 25 Years 30 Years  35 Years 40 Years

$  200,000                  $ 60,000 $ 80,000 $100,000 $110,000  $115,000 $120,000
   300,000                    90,000  120,000  150,000  165,000   172,500  180,000
   400,000                   120,000  160,000  200,000  220,000   230,000  240,000
   500,000                   150,000  200,000  250,000  275,000   287,500  300,000
   600,000                   180,000  240,000  300,000  330,000   345,000  360,000
   700,000                   210,000  280,000  350,000  385,000   402,500  420,000
   800,000                   240,000  320,000  400,000  440,000   460,000  480,000
   900,000                   270,000  360,000  450,000  495,000   517,000  540,000
 1,000,000                   300,000  400,000  500,000  550,000   575,000  600,000



(a) The earnings of Messrs. Noia, Skrgic, Pifer, Morrell and Gagliardi covered by the plan correspond substantially to such amounts shown for them in the summary compensation table. As of December 31, 1999, they had accrued 30, 35, 35, 3-1/2 and 21 years of credited service, respectively, under the Retirement Plan. Pursuant to an agreement with Mr. Morrell, at the end of ten years of employment with the Company, Mr. Morrell will be credited with an additional eight years of service.

ITEM 6.     PART III
(1)  ae, agc, m, pe, wpp
(FROM 1999 Form 10-K)


                      Change In Control Contracts

      AE has entered into Change in Control contracts with the named and certain other Allegheny executive officers (Agreements). Each Agreement sets forth (i) the severance benefits that will be provided to the employee in the event the employee is terminated subsequent to a Change in Control of AE (as defined in the Agreements), and (ii) the employee's obligation to continue his or her employment after the occurrence of certain circumstances that could lead to a Change in Control. The Agreements provide generally that if there is a Change in Control, unless employment is terminated by AE for Cause, Disability or Retirement or by the employee for other than Good Reason (each as defined in the Agreements), severance benefits payable to the employee will consist of a cash payment equal to 2.99 times the employee's base annual salary and target short-term incentive together with AE maintaining existing benefits for the employee and the employee's dependents for a period of three years. Each Agreement expires on December 31, 2001, but is automatically extended for one year periods thereafter unless either AE or the employee gives notice otherwise. Notwithstanding the delivery of such notice, the Agreements will continue in effect for thirty-six months after a Change in Control.

                       Compensation of Directors

       Each of the directors is also a director of the following subsidiaries of the Company: Monongahela, Potomac Edison, West Penn, and AESC (Allegheny companies). In 1999, directors who were not officers or employees (outside directors) received for all services to the Company and Allegheny companies (a) $17,000 in retainer fees (annual retainer fee increased from $16,000 to $20,000 effective October 1, 1999), (b) $800 for each committee meeting attended and $250 for each Board meeting of each company attended through September 30, 1999 and (c) effective October 1, 1999 $1,000 for each committee meeting of each company attended. The Board meeting fee did not change. The Chairperson of each committee receives an additional fee of $4,000 per year. Under an unfunded deferred compensation plan, a director may elect to defer receipt of all or part of his or her director's fees for succeeding calendar years to be payable with accumulated interest when the director ceases to be such, in equal annual installments, or, upon authorization by the Board of Directors, in a lump sum. In addition to the foregoing compensation, effective October 1, 1999 the outside directors of the company receive an annual retainer of $12,000 worth of Common Stock (in lieu of the 200 shares of Common Stock received pursuant to the Allegheny Energy, Inc. Restricted Stock Plan for Outside Directors, which was terminated September 30, 1999). Further, a Deferred Stock Unit Plan for Outside Directors provides for a lump sum payment (payable at the director's election in one or more installments, including interest thereon equivalent to the dividend yield) to directors calculated by reference to the price of the Company's Common Stock. Directors who serve at least five years on the Board and leave at or after age 65, or upon death or disability, or as otherwise directed by the Board, will receive such payments. In 1999 the Company credited each outside director's account with 275 deferred stock units. The number will increase to 300 in 2000; to 325 in 2001; to 350 in 2002; and to 375 in 2003. Effective September 1, 1999, outside directors are also granted 1,000 stock options each year. In 1999, each director received three-years' worth, with 1,000 options to vest each year 1999-2001.

ITEM 6.     PART III
(1)  ae, agc, m, pe, wpp
(FROM 1999 Form 10-K)




ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
               MANAGEMENT

     The table below shows the number of shares of AE common stock that are beneficially owned, directly or indirectly, by each director and named executive officer of AE, Monongahela, Potomac Edison, West Penn, and AGC and by all directors and executive officers of each such company as a group as of December 31, 1999. To the best of the knowledge of AE, there is no person who is a beneficial owner of more than 5% of the voting securities of AE.

                       Executive       Shares of
                       Officer or          APS             Percent
Name                   Director of     Common Stock        of Class

Eleanor Baum         AE,MP,PE,WP          3,374*    .037% or less
William L. Bennett   AE,MP,PE,WP          4,144*          "
Richard J. Gagliardi AE                  14,231           "
Thomas K. Henderson  AGC                  7,698           "
Wendell F. Holland   AE,MP,PE,WP          1,701*          "
Thomas J. Kloc       AGC                  5,014           "
Phillip E. Lint      AE,MP,PE,WP          2,155*          "
Frank A. Metz, Jr.   AE,MP,PE,WP          4,138*          "
Michael P. Morrell   AE,MP,PE,WP,AGC      3,870           "
Alan J. Noia         AE,MP,PE,WP,AGC     41,314           "
Jay S. Pifer         AE,MP,PE,WP         19,496           "
Steven H. Rice       AE,MP,PE,WP          4,471*          "
Gunnar E. Sarsten    AE,MP,PE,WP          7,374*          "
Peter J. Skrgic      AE,MP,PE,WP,AGC     23,351           "


All directors and executive officers
of AE as a group (19 persons)           167,206        Less than .16%

All directors and executive officers
of MP as a group (19 persons)           155,732        Less than .15%

All directors and executive officers
of PE as a group (19 persons)           155,732         "

All directors and executive officers
of WP as a group (19 persons)           155,732         "

All directors and executive officers
of AGC as a group (7 persons)            90,100         .09%


*Excludes the outside directors' accounts in the Deferred Stock Unit Plan which, at March 1, 2000, were valued at the number of shares shown:
Baum 3,976; Bennett 2,132; Holland 1,982; Lint 5,691; Metz 4,260; Rice 2,713; and Sarsten 3,654.

ITEM 6.     PART III
(1)  ae, agc, m, pe, wpp
(FROM 1999 Form 10-K)



All of the shares of common stock of Monongahela (5,891,000), Potomac Edison (22,385,000), and West Penn (24,361,586) are owned by AE. All of the common stock of AGC is owned by Monongahela (270 shares), Potomac Edison (280 shares), and Allegheny Energy Supply Company, LLC (450 shares).



ITEM 13.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

ITEM 6.     PART III
(1)  AE
(FROM 1999 Proxy Statement)



MANAGEMENT REVIEW AND DIRECTOR AFFAIRS COMMITTEE REPORT

GENERAL

       The compensation program for executive officers of the Company and its subsidiaries is directed by the Management Review and Director Affairs Committee (the Committee) of the Company's Board of Directors. The Committee recommends the annual compensation program for each year to the Board of Directors of the Company and of each subsidiary for its approval.

      The Committee continues to believe that with the advent of competition to this industry that a large portion of compensation should be included in incentive plans. For 2000, a substantial portion of total compensation will continue to be linked to corporate and business performance.

      The executive compensation program is intended to meet three objectives:

      Create   a   strong  link  between  executive  compensation   and
      total return to stockholders.

      Offer compensation opportunities that are competitive with the median level of opportunity in the marketplace, at expected levels of performance, but exceed median levels for performance exceeding expectations.

      Ensure   internal   compensation   equity   --   maintaining    a
      reasonable    relationship   between   compensation    and    the
      duties and responsibilities of each executive position.

       In a further effort to tie the executive compensation program to the overall success of Allegheny, stock ownership guidelines were adopted in 1999 for the executive officers. The guidelines  require  the Chief Executive Officer  (CEO)  to  own  stock valued at 3.5 times his base salary; the business unit Presidents and Senior Vice Presidents at 1.75 times base salary; and the Vice Presidents at one times base salary. They have until December 31, 2003 to meet the guidelines.

EXECUTIVE COMPENSATION PROGRAM

       The   Company's   executive  compensation   program   has   four
components:   base   salary,   short-term   and   long-term   incentive
awards, and stock options.

       The Company's executive compensation is both market- and performance-based. The Committee believes that it is necessary to use both market- and performance-based compensation to meet the challenges of intensifying competitive, economic, and regulatory pressures.

ITEM 6.     PART III
(1)  AE
(FROM 1999 Proxy Statement)



       To ensure that the Company's salary structure and total compensation continue to be competitive, they are compared each year through an annual compensation survey, prepared by a leading consulting firm, with those of comparable electric utilities -- 50 or more for 1999. The survey companies are part of the Energy Services Industry Database of the consulting firm.

      In  1999,  over  46% of these survey companies  are  included  in the Dow Jones Electric Index to which the Company's performance is compared on page 18 of this proxy statement. This comparison, conducted by a national compensation consulting firm, involves matching Company positions, including the CEO, with those in the
survey     companies     that     have    comparable     duties     and
responsibilities. For 1999, the survey indicated that the Company's executive salary structure was below the median. This survey data became the basis for the consulting firm's recommendations  as  to  market prices  for  each  position  and  total
compensation   in   line  with  the  survey  average   for   comparable
positions.

Base salary:

      The base salaries of all executive officers, including the CEO, are reviewed annually by the Committee, which makes recommendations to the Board of Directors. In recommending base salary levels, the Committee gives most weight to the performance of each executive. The Committee receives a report from the CEO including (a) a performance assessment of each executive (other than himself) based on that executive's position-specific responsibilities and a performance evaluation by his or her supervisor and (b) a specific salary recommendation for each. In determining its recommendations to the Board, the Committee also takes into consideration operating performance, including such factors as safety, efficiency, competitive position, customer satisfaction, and financial results, including such things as total return, earnings per share, quality of earnings, dividends paid, and dividend payout ratio.

Short-term Incentive Awards:

       The Allegheny Energy Annual Incentive Plan (the Annual Incentive Plan) is designed to supplement base salaries and provide cash incentive compensation opportunities to attract, retain, and motivate a senior group of managers, including executive officers, selected by the Committee. The Annual Incentive Plan provides for establishment of individual incentive awards based on corporate performance. Corporate performance measures are based on net income available to common shareholders, achieved shareholder return, overall corporate financial results (changes in earnings per share, dividends paid per share, and dividend payout ratios), cost of service to customers, and Company performance, including competitive position. In addition, individual and departmental performance goals are set on a position specific basis for participants.

      Operating, management, or financial areas to be emphasized, as well as performance targets, are determined each year by the Committee with the recommendations of the CEO. The target awards under the 1999 Incentive Plan

ITEM 6.     PART III
(1)  AE
(FROM 1999 Proxy Statement)


were  determined  by  the  Committee,
and participants could earn from zero to 1 1/2 times the target award. For the 1999 Incentive Plan the targets were $312,500 for
Mr.   Noia   and  from  $90,000  to  $160,000  for  the   other   named
officers.  Targets  for  other  participants  were  from  $90,000   and
lower, which are approximately 50% or less of 1999 base salary. Annual Incentive Plan awards earned are paid in the year after the year for which they are earned. Awards earned for performance in 1997, 1998, and 1999 are included in the Annual Compensation Table for those years under the column "Incentive Awards" for the individuals named therein.

Long-term Incentive Awards: Performance Shares and Stock Options

       The Allegheny Energy, Inc. Long-term Incentive Plan (the Incentive Plan) replaced the Allegheny Power System Performance
Share Plan (the Performance Share Plan) in 1998. Both plans were designed as an aid in attracting and retaining individuals of outstanding ability. Awards earned under both plans are based on performance over 3-year "cycles." Eleven executive officers of the Company and its subsidiaries were selected by the Committee to participate in Cycle IV (1997-1999); eleven in Cycle V (1998-
2000), and fifteen in Cycle VI (1999-2001). Cycle IV provides for the establishment of corporate incentive awards based on meeting specific stockholder and customer performance rankings (total stockholder return ranking in the Dow Jones Electric Utility
Index and cost of customer service versus nine other utilities). Cycles V and VI are based solely on total stockholder return ranking in the Dow Jones Electric Utility Index.

      The Cycle IV target awards under the Performance Share Plan range from $70,000 for the named officers to $230,000 for Mr.
Noia, which equate to 2,300 to 7,570 shares of stock as of January 1, 1997, the start of the performance cycle. The actual award calculated under the Plan equaled 108% of the target amount. The dollar value of such shares calculated as of December 31, 1999, including reinvested dividends, is included in the compensation table on page 13.

      The Cycle V target awards under the Incentive Plan range from $80,000 for the named officers to $262,500 for Mr. Noia, which equate to 2,461 to 8,077 shares of stock as of January 1, 1998, the start of the performance cycle.

      The Cycle VI target awards under the Incentive Plan range from $45,000 for the named officers to $156,250 for Mr. Noia, which  equate  to  1,488  to 5,165 shares of stock  as  of  January  1,
1999, the start of the performance cycle. The target opportunity and the corresponding number of equivalent performance shares allocated to each named executive officer for Cycle VI are listed in the Long-term Incentive Plan Table on page 15.

      The actual payouts will be determined in 2001 for Cycle V and in 2002 for Cycle VI, after completion of each cycle and determination of the actual stockholder rankings. The actual awards may be paid in Company stock or stock

ITEM 6.     PART III
(1)  AE
(FROM 1999 Proxy Statement)


options (for Cycle V) and just Company stock (Cycle VI) and can range from 0 to 200% of the targeted shares noted above.

      During 1999, as approved by stockholders during 1998, the executive officers were granted stock options, based upon surveys of competitive grant levels for similar positions. Like performance shares, the magnitude of such awards is determined by the Committee. Stock options are granted with an exercise price equal to or greater than the fair market value of Allegheny common stock on the day of grant, and become exercisable after the expiration of a period of time, typically three years and generally continue to be exercisable until ten years from the date granted. Such stock options provide incentive for the creation of shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of Allegheny common stock occurs over a specified number of years.

       For   Mr.  Noia,  the  Committee  developed  salary  and  Annual
Incentive Plan award recommendations for the Board's consideration. The base salary recommendation was based upon the Committee's evaluation of his performance as CEO and of his responsibilities in the context of the Company's overall
financial   and   operating   performance,   including   the    factors
described in the next sentence. The Annual Incentive Plan recommendation was based primarily on 1999 corporate financial results, including total shareholder return, changes in earnings per share, dividends paid per share, and dividend payout ratios; the overall quality and cost of service rendered to customers; and overall Allegheny Energy performance, including competitive position. Mr. Noia's 1999 total compensation reflected the
Committee's evaluation of his performance as CEO and the described overall results.

      Section 162(m) of the Internal Revenue Code generally limits to $1 million the corporate deduction for compensation paid to executive officers named in the Proxy Statement, unless certain requirements are met. This Committee has carefully considered the effect of this tax code provision on the current executive compensation program. At this time, Allegheny's deduction for officer compensation is not limited by the provisions of Section
162(m). The Committee intends to take such actions with respect to the executive compensation program, if necessary, to preserve the corporate tax deduction for executive compensation paid.

       No   current  member  of  the  Management  Review  and  Director
Affairs Committee is or ever was an employee of the Company or any of its subsidiaries.

                                          FRANK A. METZ, JR., Chairman
                                          ELEANOR BAUM
                                          STEVEN H. RICE
                                          GUNNAR E. SARSTEN

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

  (a) Expenditures, disbursements, or payments during the year, in money, goods or services, directly or indirectly to or for the account of any political party, candidate for public office or holder of such office, or any committee or agent therefor (or any officer or employee acting as such).

  None.

  (b) Expenditures, disbursements, or payments during the year, in money, goods or services, directly or indirectly to or for the account of any citizens' group, taxpayers' group, or public relations counsel (or any officer or employee acting as such).

  None.

ITEM 8.   SERVICE, SALES AND CONSTRUCTION CONTRACTS

                                                             Calendar Year 1999


                 Part I.         Between System Companies                                                              In effect
                                                                                                           Date of     on Dec. 31
Transaction                      Serving Company             Receiving Company            Compensation     Contract    (Yes or No)

Operating, maintenance,          Monongahela Power Company   The Potomac Edison Company     $56,392        5/29/73        Yes
    accounting, supervisory,                                                                               effective
    and other administrative                                                                               05/31/74
    or other services



West Penn Power Company has an Operational Service Contract with The Potomac Edison Company (effective 12/23/77) for which the compensation was $115,327 in 1999.

West Penn Power Company tests meters for The Potomac Edison Company. The compensation for this service was $58,551 in 1999.


                   Part II.      Between System Companies and others

                                                                                                                       In effect
                                                                                                           Date of     on Dec. 31
Transaction                      Serving Company             Receiving Company            Compensation     Contract    (Yes or No)

Engineering, drafting and        American Electric Power     Ohio Valley Electric         $1,041,345       12/27/56       Yes
    other technicial and         Corporation                 Corporation
    administrative services

Engineering, drafting and        American Electric Power     Indiana-Kentucky              $945,101        12/27/56       Yes
    other technicial and         Corporation                 Electric Corporation
    administrative services

Maintenance Services             Appalachian Power           Ohio Valley Electric           $71,194        01/01/79       Yes
                                 Company                     Corporation

Maintenance Services             Appalachian Power           Indiana-Kentucky               $73,395        01/01/79       Yes
                                 Company                     Electric Corporation



                   Part III

                                 None.

ITEM 9.       Wholesale Generators & Foreign Utility Companies

             I.  AYP ENERGY, INC.

    Part I.
       (a)   AYP Energy, Inc.
             One Stuart Plaza
             RR 12 Box 40
             Greensburg  PA 15601

             None.  AYP Energy, Inc. gave up its EWG status in January, 1999.



             II.  LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.

    Part I.

       (a)   Latin America Energy and Electricity Fund I, L.P.
             P. O. Box 309
             Ugland House
             George Town, Grand Cayman
             Cayman Islands, British West Indies

             Latin America Energy and Electricity Fund I, L.P. (LAEEP) is a limited partnership which invests in entities involved in new or existing electric power projects in Latin America and the Caribbean.

             Allegheny Ventres, the nonutility subsidiary of AYE, Inc. owns an 8.25% interest in LAEEP.

       (b) Allegheny Ventures invested $4,588,420 in LAEEP as of December 31, 1999.

             Allegheny Ventures' Equity in Undistributed Earnings of LAEEP totaled ($390,881) as of December 31, 1999.

             None.

             No assets have been transferred from other system companies to LAEEP.

       (c)   Not applicable.

       (d)   None.

    Part II. LAEEP is simply an investment on the books of Allegheny Ventures, Inc.

    Part III.Total Investment in LAEEP            4,197,539


III.  FONDELEC GENERAL PARTNER, LP

Part I.
   (a)    FondElec General Partner, LP
          P. O. Box 309
          Ugland House, South Church Street
          George Town, Grand Cayman
          Cayman Islands, British West Indies

          Fondelec General Partner, LP is a limited partnership organized for the purpose of acting as the general partner of the Latin America Energy and Electricity Fund I, LP.

          Allegheny Ventures, Inc., the nonutility subsidiary of AYE, Inc. owns a 4.15% interest in Fondelec.

   (b) Allegheny Ventures, Inc has invested $22,968 in Fondelec as of December 31, 1999.
          Allegheny Ventures's Equity in Undistributed Earnings of Fondelec totaled ($1,387) as of December 31, 1999.

          None.

          No assets have been transferred from other system companies to LAEEP.

   (c)    Not applicable.

   (d)    None.

Part II.  Fondelec is simply an investment on the books of Allegheny
Ventures, Inc.

Part III. Total Investment in Fondelec               21,581

ITEM 10 - EXHIBIT B


     CONSTITUENT INSTRUMENTS DEFINING THE RIGHTS OF HOLDERS
           OF EQUITY SECURITIES OF SYSTEM COMPANIES.

ALLEGHENY ENERGY, INC.:             INCORPORATED BY REFERENCE

3.1  Charter of the Company,        Form 10-K of the Company
     as amended, September 16,     (1-267), December 31, 1997,
     1997                           exh. 3.1

3.1a Articles Supplementary         Form 8-K of the Company
     dated July 15, 1999 and        (1-267), July 20, 1999, exh.
3.1
     filed July 20, 1999

3.2  By-laws of the Company,        Form 10-K of the Company (1-267),
     as amended February 3, 2000    December 31, 1999, exh. 3.2



ALLEGHENY ENERGY SERVICE CORPORATION:
  Charter, effective November 22, 1963          Form U5S, 1964, exh. B-2
  By-laws, as amended November 1, 1996          Form U5S, 1983, exh. B-1
                                                Form U5S, 1990, exh. B-2


MONONGAHELA POWER COMPANY:

3.1  Charter of the Company,            Form 10-Q of the Company
     as amended                         (1-5164), September 1995,
                                        exh. (a)(3)(i)

3.2  Code of Regulations,               Form 10-Q of the Company
     as amended                         (1-5164), September 1995,
                                        exh. (a)(3)(ii)


THE POTOMAC EDISON COMPANY:

3.1  Charter of the Company,            Form 8-K of the Company
     as amended                         (1-3376-2), April 26, 2000
                                        exh. (a)(3)(i)

3.2  By-laws of the Company,            Form 10-Q of the Company
     as amended                         (1-3376-2), September 1995,
                                        exh. (a)(3)(ii)

WEST PENN POWER COMPANY:

3.1  Charter of the Company,             Form 10-Q of the Company
     as amended, July 16, 1999           (1-255-2), June 30, 1999
                                         exh. (a)(3)(i)

3.2  By-laws of the Company,             Form 10-Q of the Company
     as amended                          (1-255-2), September 1995,
                                         exh. (a)(3)(ii)


ALLEGHENY PITTSBURGH COAL COMPANY:
  Charter, effective October 1, 1918     Form U5B, File 30-75, exh. B-2
  Amendment to Charter, effective
    October 5, 1918                      Form U5B, File 30-75, exh. B-2
    January 21, 1956                     Form U5S, 1964, exh. B-7
  By-laws, as amended                    Form U5S, 1996, exh. B-1


ALLEGHENY GENERATING COMPANY:

3.1(a)   Charter of the Company,         Designated exhibit to registration
         as amended                      statement, Form 10, (0-14688)

3.1(b)   Certificate of Amendment to     Form 10-Q (0-14688), June 1989,
         Charter, effective July 14,     exh. (a)
         1989

3.2     By-laws of the Company,
         as amended,                    Form 10-K of the Company
        effective December 23, 1996.    (0-14688), December 31, 1996


WEST VIRGINIA POWER & TRANSMISSION COMPANY:
  Charter, effective April 3, 1912 and
    Amendments to March 22, 1934        Form U5B, File 30-75, exh. B-38
  Amendments to Charter, effective
    January 28, 1956                    Form U5S, 1964, exh. B-10
    February 7, 1961                    Form U5S, 1964, exh. B-11
  By-laws, as amended                   Form U5S, 1996, exh. B-2


WEST PENN WEST VIRGINIA
  WATER POWER COMPANY:
    Charter, effective January 25,
    1924                                Form U5B, File 30-75, exh. B-39
      Amendment to Charter, effective
        January 21, 1956                Form U5S, 1964, exh. B-12
    By-laws, as amended                 Form U5S, 1996, exh. B-3


ALLEGHENY ENERGY UNIT 1
  AND UNIT 2, LLC
    Certificate of Formation dated
       May 12, 1999
    Limited Liability Agreement
       dated May 12, 1999

ALLEGHENY ENERGY SUPPLY COMPANY, LLC
    Certificate of Formation dated
       November 12, 1999
    Third Amended and Restated Limited
       Liability Company Agreement
       dated November 18, 1999


WEST PENN FUNDING CORPORATION
    Certificate of Incorporation
      dated October 20, 1999
    By-laws


WEST PENN FUNDING, LLC
    Certificate of Formation
      dated May 26, 1999
    Amended and Restated Limited
      Liability Company Agreement
      dated November 3, 1999


ALLEGHENY ENERGY SOLUTIONS, INC.
    Certificate of Incorporation
      dated July 22, 1997
    By-laws as amended to August 5, 1997


WEST PENN TRANSFERRING AGENT LLC
    Certificate of Organization
      dated November 12, 1999
    First Amended and Restated
      Limited Liability Company
      Agreement dated November 17, 1999


ALLEGHENY COMMUNICATIONS CONNECT, INC.
    Certification of Incorporation
      dated April 11, 1996
    By-laws, as amended to August 5, 1997


AYP ENERGY, INC.
    Amendment to Certification of
      Incorporation, May 14, 1996
    Certification of Incorporation,
      Dated January 3, 1996
    By-laws, as amended to August 5, 1997



ITEM 10 - EXHIBIT C

     CONSTITUENT INSTRUMENTS DEFINING THE RIGHTS OF HOLDERS
             OF DEBT SECURITIES OF SYSTEM COMPANIES

Monongahela Power Company              Incorporation
    Documents                          by Reference

4    Indenture, dated as of            S 2-5819, exh. 7(f)
     August 1, 1945, and               S 2-8881, exh. 7(b)
     certain Supplemental              S 2-10548, exh. 4(b)
     Indentures of the                 S 2-14763, exh. 2(b)(i);
     Company defining rights           Forms 8-K of the Company
     of security holders.*             (1-268-2) dated November 21,
                                       1991, July 15, 1992,
                                       September 1, 1992, April 29,
                                       1993, May 23, 1995, and
                                       November 14, 1997.

* There are omitted the Supplemental Indentures which do no more than subject property to the lien of the above Indentures since they are not considered constituent instruments defining the rights of the holders of the securities. The Company agrees to furnish the Commission on its request with copies of such Supplemental Indentures.



The Potomac Edison Company             Incorporation
    Documents                          by Reference

4    Indenture, dated as of            S 2-5473, exh. 7(b); Form
     October 1, 1944, and              S-3, 33-51305, exh. 4(d)
     certain Supplemental              Forms 8-K of the Company
     Indentures of the                 (1-3376-2) dated
     Company defining rights           December 15, 1992,
     of security holders*              February 17, 1993, March 30,
                                       1993, June 22, 1994, May 12,
                                       1995, May 17, 1995 and
                                       November 14, 1997.



* There are omitted the Supplemental Indentures which do no more than subject property to the lien of the above Indentures since they are not considered constituent instruments defining the rights of the holders of the securities. The Company agrees to furnish the Commission on its request with copies of such Supplemental Indentures.

West Penn Power Company                Incorporation
    Documents                          by Reference


 None


Allegheny Generating Company

    Documents

4   Indenture, dated as of December 1,       Incorporated by reference to
    1986, and Supplemental Indenture,        the designated exhibits to
    dated as of December 15, 1988, of        Form 10-K for the year ended
    the Company defining rights of           December 31, 1999.
    security holders.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS


FINANCIAL STATEMENTS

    Financial statements are filed as listed on Page A of Appendix 1.


EXHIBITS

      EXHIBIT A.     Financial Statements incorporated herein by
                     reference are as follows:

The financial statements of Allegheny Energy, Inc. and its subsidiaries, and of Monongahela Power Company, The Potomac Edison Company, West Penn Power Company and its subsidiaries, and Allegheny Generating Company, listed under ITEM 8 of their combined Annual Report on Form 10-K for the year ended December 31, 1999, together with the reports of
PricewaterhouseCoopers LLP with respect thereto, all dated February 3, 2000, are incorporated in this Annual Report by reference to such Annual Reports on Form 10-K.
     *******************************************


          CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the foregoing incorporation by reference in this Annual Report on Form U5S of our reports dated February 3, 2000, appearing on pages 51 - 55 in the above-mentioned Annual Report on Form 10-K.


                                PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
May 1, 2000


                    EXHIBIT B.     Constituent instruments defining the
               rights of holders of equity securities of system companies are incorporated herein by reference as listed on pages F-1 and F-2 of Appendix 2.

                    EXHIBIT C.     Constituent instruments defining the
               rights of holders of debt securities of System companies are incorporated herein by reference as listed on pages F-3 and F-4 of Appendix 2.

                    EXHIBIT D.     Amendment No. 2 dated September 3, 1997,
               to Tax Allocation Agreement. (Tax Allocation Agreement dated June 13, 1963, as amended November 3, 1993 and as further amended on December 1, 1994, incorporated by reference to the Form U5S for 1994, Appendix 2, Exhibit D.)

    EXHIBIT E. None

    EXHIBIT F. None




                                 SIGNATURE


     The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.



                                   ALLEGHENY ENERGY, INC.



                                   By  /s/ Thomas K. Henderson
                                           Thomas K. Henderson
                                           Counsel for
                                           Allegheny Energy, Inc.




Dated:  May 1, 2000

                                        Appendix 1





                         Consolidating and other Financial Statements
                                    (See index on page A)

                       ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES


             Index to Appendix 1 -- Consolidating and Other Financial Statements



                                                Consolidating Statements                          Other Statements
                              Allegheny        West Penn       West Penn     Allegheny
                             Energy, Inc.    Power Company      Funding     Ventures, Inc.     Indiana-        Ohio
                                  and             and      Corporation and      and            Kentucky       Valley
                              Subsidiary       Subsidiary     Subsidiary     Subsidiary        Electric      Electric
                               Companies       Companies       Company       Companies       Corporation    Corporation
Balance Sheets
  December 31,1999          A - 1, 2, 3, 4      B - 1, 2       C - 1, 2       D - 1, 2          E - 1          E - 4

Statements of Income
  Year ended
  December 31,1999             A - 5, 6          B - 3           C - 3         D - 3            E - 2          E - 5

Statements of
Retained Earnings
and Other
Paid-in-Capital
  Year ended
  December 31,1999             A - 7, 8          B - 4           C - 4         D - 4              -              -

Statements of
Cash Flows
  Year ended
  December 31,1999             A - 9, 10         B - 5           C - 5         D - 5            E - 3          E - 6

Long-term Debt
 of Subsidiaries
  December 31,1999         A - 11, 12, 13, 14       -               -             -                -              -


                                                    A - 1
                              ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

                              CONSOLIDATING BALANCE SHEET - DECEMBER 31, 1999
                                                   (000's)



                      ASSETS                              AYE           APSC          MP       Subtotal

 Property, plant and equipment:
   At original cost                                             0         6,492   2,173,603    2,180,095

   Accumulated depreciation                                     0             0    (958,867)    (958,867)


 Investments and other assets:
   Securities of subsidiaries consolidated:
     Common stock, at equity                            2,209,729             0           0    2,209,729
     Excess of cost over book equity at acquisition        15,077             0      26,326       41,403
   Investment in APC:
     Common stock, at equity                                    0             0      (3,325)      (3,325)
     Advances                                                   0             0       3,495        3,495
   AGC - common stock, at equity                                0             0      41,713       41,713
   Securities of associated company                         1,250             0           0        1,250
   Nonutility investments                                       0             0           0            0
   Benefit plans' investments                              94,168             0           0       94,168
   Other                                                        0             0           0            0


 Current Assets:
   Cash and temporary cash investments                         15           166       3,826        4,007
   Accounts receivable:
     Electric service                                          86             0      78,976       79,062
     Allowance for uncollectible accounts                       0             0      (4,133)      (4,133)
     Affiliated and other                                   2,322        68,642      87,343      158,307


   Notes receivable from affiliates                        24,360             0           0       24,360
   Materials and supplies - at average cost:
     Operating and construction                                 0             0      22,127       22,127
     Fuel                                                       0             0      16,049       16,049
   Deferred income taxes                                        0             0       2,261        2,261
   Prepaid taxes                                                0         1,479      23,319       24,798
   Regulatory assets                                            0             0       1,847        1,847
   Other                                                      124           500         603        1,227


 Deferred charges:
   Regulatory assets                                            0             0     145,176      145,176
   Unamortized loss on reacquired debt                          0             0      16,810       16,810
   Other                                                    1,329        39,172      16,569       57,070


       Total assets                                     2,348,460       116,451   1,693,718    4,158,629


                                             A - 1a

                        ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

                        CONSOLIDATING BALANCE SHEET - DECEMBER 31, 1999
                                            (000's)


                                                   Prior Page
                       ASSETS                       Subtotal                PE              WPP            AES        Subtotal
                                                 (see page A-1)                       (see page B-1a)
 Property, plant and equipment:
   At original cost                                   2,180,095          2,322,104        1,597,484     2,060,040    8,159,723

   Accumulated depreciation                            (958,867)          (998,710)        (506,416)     (940,672)  (3,404,665)


 Investments and other assets:
   Securities of subsidiaries consolidated:
     Common stock, at equity                          2,209,729                  0                              0    2,209,729
     Excess of cost over book equity at acquisition      41,403                  0                              0       41,403
   Investment in APC:
     Common stock, at equity                             (3,325)            (3,325)          (6,648)            0      (13,298)
     Advances                                             3,495              3,617            7,061             0       14,173
   AGC - common stock, at equity                         41,713             43,258                         69,521      154,492
   Securities of associated company                       1,250                  0                              0        1,250
   Nonutility investments
   Benefit plans' investments                            94,168                  0                              0       94,168
   Other                                                      0                117              112             0          229


 Current Assets:
   Cash and temporary cash investments                    4,007             34,510           19,288         1,668       59,473
   Accounts receivable:                                                                           0                          0
     Electric service                                    79,062             88,788          132,691        80,185      380,726
     Allowance for uncollectible accounts                (4,133)            (3,534)         (16,077)       (1,137)     (24,881)
     Affiliated and other                               158,307             27,494           16,299        88,986      291,086
                                                                                                                             0
                                                                                                                             0
   Notes receivable from affiliates                      24,360                  0           80,800             0      105,160
   Materials and supplies - at average cost:                                                      0                          0
     Operating and construction                          22,127             26,047           16,200        25,649       90,023
     Fuel                                                16,049             15,584                0        30,647       62,280
   Deferred income taxes                                  2,261              2,178           15,571        10,467       30,477
   Prepaid taxes                                         24,798             15,914            1,628         9,904       52,244
   Regulatory assets                                      1,847                  0           23,957             0       25,804
   Other                                                  1,227                702            1,531         1,101        4,561
                                                                                                                             0
                                                                                                                             0
 Deferred charges:                                                                                                           0
   Regulatory assets                                    145,176             46,121          467,982             0      659,279
   Unamortized loss on reacquired debt                   16,810             14,226            3,621             0       34,657
   Other                                                 57,070              3,760            9,681        13,804       84,315


       Total assets                                    4,158,629         1,638,851        1,864,765     1,450,163    9,112,408


                ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

                CONSOLIDATING BALANCE SHEET - DECEMBER 31, 1999
                                    (000's)

                                                      Prior Page                                  Allegheny
                       ASSETS                          Subtotal         AP Coal        AGC          Ventures         Subtotal
                                                     (see pg A-1a)                               (see pg D-1)
 Property, plant and equipment:
   At original cost                                     8,159,723        4,040      828,894           11,711        9,004,368

   Accumulated depreciation                            (3,404,665)         (16)    (227,177)            (631)      (3,632,489)


 Investments and other assets:
   Securities of subsidiaries consolidated:
     Common stock, at equity                            2,209,729            0            0                0        2,209,729
     Excess of cost over book equity at acquisition        41,403            0            0            1,181           42,584
   Investment in APC:
     Common stock, at equity                              (13,298)           0            0                0          (13,298)
     Advances                                              14,173            0            0                0           14,173
   AGC - common stock, at equity                          154,492            0            0                0          154,492
   Securities of associated company                         1,250            0            0                0            1,250
   Nonutility investments                                       0            0            0           15,252           15,252
   Benefit plans' investments                              94,168            0            0                0           94,168
   Other                                                      229            0            0                0              229


 Current Assets:
   Cash and temporary cash investments                     59,473           82           16            4,880           64,451
   Accounts receivable:
     Electric service                                     380,726            0            0            2,590          383,316
     Allowance for uncollectible accounts                 (24,881)           0            0           (2,094)         (26,975)
     Affiliated and other                                 291,086            0            2            3,485          294,573

   Notes receivable from affiliates                       105,160            0            0                0          105,160
   Materials and supplies - at average cost:                    0                                                           0
     Operating and construction                            90,023            0        2,117              420           92,560
     Fuel                                                  62,280            0            0                0           62,280
   Deferred income taxes                                   30,477            0            0                0           30,477
   Prepaid taxes                                           52,244           15        4,318            1,096           57,673
   Regulatory assets                                       25,804            0            0                0           25,804
   Other                                                    4,561           (1)         808               33            5,401


 Deferred charges:
   Regulatory assets                                      659,279            0        4,568                0          663,847
   Unamortized loss on reacquired debt                     34,657            0        7,168                0           41,825
   Other                                                   84,315            0          169            3,050           87,534


       Total assets                                     9,112,408        4,120      620,883           40,973        9,778,384


                                      A - 2a

                ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

                CONSOLIDATING BALANCE SHEET - DECEMBER 31, 1999
                                     (000's)

                                                                                                                        AYE Inc.
                                                    Prior Page                       Combined      Eliminations,      Consolidated
                    ASSETS                           Subtotal         CT 1 & 2         Totals          etc.              Totals
                                                   (see pg A-2)
 Property, plant and equipment:
   At original cost                                   9,004,368         45,348        9,049,716     (209,915)(14)     8,839,719
                                                                                                         (82)(16)
   Accumulated depreciation                          (3,632,489)           (79)      (3,632,568)           0         (3,632,568)


 Investments and other assets:
   Securities of subsidiaries consolidated:
     Common stock, at equity                          2,209,729              0        2,209,729   (2,209,729)(1)              0
     Excess of cost over book equity at acquisition      42,584              0           42,584            0             42,584
   Investment in APC:
     Common stock, at equity                            (13,298)             0          (13,298)      13,298 (1)              0
     Advances                                            14,173              0           14,173      (14,173)(2)              0
   AGC - common stock, at equity                        154,492              0          154,492     (154,492)(1)              0
   Securities of associated company                       1,250              0            1,250            0              1,250
   Nonutility investments                                15,252              0           15,252            0             15,252
   Benefit plans' investments                            94,168              0           94,168            0             94,168
   Other                                                    229              0              229            0                229


 Current Assets:
   Cash and temporary cash investments                   64,451          1,533           65,984            0             65,984
   Accounts receivable:                                                                                                       0
     Electric service                                   383,316              0          383,316            0            383,316
     Allowance for uncollectible accounts               (26,975)             0          (26,975)           0            (26,975)
     Affiliated and other                               294,573         20,574          315,147     (302,874)(3)         12,273


   Notes receivable from affiliates                     105,160              0          105,160     (105,160)(2)              0
   Materials and supplies - at average cost:
     Operating and construction                          92,560              0           92,560            0             92,560
     Fuel                                                62,280              0           62,280            0             62,280
   Deferred income taxes                                 30,477              0           30,477            0             30,477
   Prepaid taxes                                         57,673            517           58,190            0             58,190
   Regulatory assets                                     25,804              0           25,804            0             25,804
   Other                                                  5,401              0            5,401            0              5,401


 Deferred charges:
   Regulatory assets                                    663,847              0          663,847            0            663,847
   Unamortized loss on reacquired debt                   41,825              0           41,825            0             41,825
   Other                                                 87,534             (1)          87,533      (10,708)(11)        76,825


       Total assets                                   9,778,384          67,892       9,846,276   (2,993,835)         6,852,441


               ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

               CONSOLIDATING BALANCE SHEET - DECEMBER 31, 1999
                                   (000's)



          Capitalization and Liabilities                      AYE            APSC            MP        Subtotal


Capitalization:
  Common stock of Allegheny Energy, Inc.                    153,045              -              -       153,045
  Common stock of affiliate consolidated                          -              -              -             0
  Common stock of subsidiaries consolidated                       -             50        294,550       294,600
  Other paid-in capital                                   1,044,085              0          2,441     1,046,526
  Retained earnings                                         896,602              0        281,960     1,178,562
  Treasury stock                                           (398,407)             0              0      (398,407)

  Preferred stock of subsidiaries:
      Not subject to mandatory redemption                         0              0         74,000        74,000

  Long-term debt and Quids                                        0              0        506,302       506,302
    (see pages A-6, A-7, A-8)
  Notes and advances payable to affiliates                        0              0              0             0
    Funds on deposit - trustees                                   0              0         (2,560)       (2,560)

Current liabilities:
  Short-term debt                                           641,095              0         28,650       669,745
  Notes Payable to Affiliate
  Long-term debt due 1 year                                       0              0         65,000        65,000
  Accounts payable to affiliates                              1,513          6,711         67,312        75,536
  Accounts payable - others                                   2,601         11,685         40,016        54,302
  Deferred income taxes                                           0              0              0             0
  Taxes accrued:
    Federal and state income                                      0              0          2,260         2,260
    Other                                                         0            151         24,235        24,386
  Interest accrued                                            7,419              0          5,883        13,302
  Adverse power purchase commitments                              0              0              0             0
  Other                                                          62         41,781         11,647        53,490


Deferred credits and other liabilities:
  Unamortized investment credit                                   0              0         14,007        14,007
  Deferred income taxes                                           0              0        248,987       248,987
  Regulatory liabilities                                          0              0         13,960        13,960
  Adverse power purchase commitments                              0              0              0             0
  Other                                                         445         56,073         15,068        71,586



  Total capitalization and liabilities                    2,348,460        116,451      1,693,718     4,158,629


                                    A - 3a

               ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

               CONSOLIDATING BALANCE SHEET - DECEMBER 31, 1999
                                    (000's)

                                                Prior Page
       Capitalization and Liabilities            Subtotal              PE             WPP               AES       Subtotal
                                             (see page A - 3)                  (see page B-2a)

Capitalization:
  Common stock of Allegheny Energy, Inc.             153,045               -              -              -         153,045
  Common stock of affiliate consolidated                   0               -              -              -               0
  Common stock of subsidiaries consolidated          294,600         447,700         70,021        582,238       1,394,559
  Other paid-in capital                            1,046,526           2,690              0        (75,642)        973,574
  Retained earnings                                1,178,562         250,032          9,637          6,103       1,444,334
  Treasury stock                                    (398,407)              0              0              0        (398,407)

  Preferred stock of subsidiaries:
    Not subject to mandatory redemption               74,000               0              0              0          74,000

  Long-term debt and Quids                           506,302         513,477        966,026        360,815       2,346,620
    (see pages A-11, 12, 13, 14)
  Notes and advances payable to affiliates                 0               0              0              4               4
    Funds on deposit - trustees                       (2,560)         (3,133)             0         (4,580)        (10,273)

Current liabilities:
  Short-term debt                                    669,745               0              0         21,200         690,945
  Notes Payable to Affiliate
  Long-term debt due 1 year                           65,000          75,000         49,734              0         189,734
  Accounts payable to affiliates                      75,536          36,433         97,847         74,657         284,473
  Accounts payable - others                           54,302          31,331         55,267         99,104         240,004
  Deferred income taxes                                    0               0              0              0               0
  Taxes accrued:
    Federal and state income                           2,260           5,861          5,276          5,475          18,872
    Other                                             24,386          19,211         10,674         12,808          67,079
  Interest accrued                                    13,302           7,321         10,017          4,354          34,994
  Adverse power purchase commitments                       0               0         24,895         24,289          49,184
  Other                                               53,490          33,170          5,925          3,471          96,056


Deferred credits and other liabilities:
  Unamortized investment credit                       14,007          17,719         21,847         18,199          71,772
  Deferred income taxes                              248,987         159,352        211,369        128,639         748,347
  Regulatory liabilities                              13,960          25,319         15,126              0          54,405
  Adverse power purchase commitments                       0               0        303,935        185,626         489,561
  Other                                               71,586          17,368          7,169          3,403          99,526



  Total capitalization and liabilities             4,158,629       1,638,851      1,864,765      1,450,163       9,112,408


                ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

                CONSOLIDATING BALANCE SHEET - DECEMBER 31, 1999
                                     (000's)

                                                Prior Page                                       Allegheny             Sub
        Capitalization and Liabilities           Subtotal            AP Coal          AGC         Ventures            Total
                                               (see pg A-3a)                                    (see pg D-2)

Capitalization:
  Common stock of Allegheny Energy, Inc.             153,045               0             0                0           153,045
  Common stock of affiliate consolidated                   0               1             1                0                 2
  Common stock of subsidiaries consolidated        1,394,559               0             0                1         1,394,560
  Other paid-in capital                              973,574             555       154,490           77,347         1,205,966
  Retained earnings                                1,444,334         (13,853)            0          (38,230)        1,392,251
  Treasury stock                                    (398,407)              0             0                0          (398,407)

  Preferred stock of subsidiaries:
      Not subject to mandatory redemption             74,000               0             0                0            74,000

  Long-term debt and Quids                         2,346,620               0       148,932                0         2,495,552
    (see pages A-11, 12, 13, 14)
  Notes and advances payable to affiliates                 4          14,173             0                0            14,177
  Funds on deposit - trustees                        (10,273)              0             0                0           (10,273)

Current liabilities:
  Short-term debt                                    690,945           3,160        52,150                0           746,255
  Long-term debt due 1 year                          189,734               0             0                0           189,734
  Accounts payable to affiliates                     284,473              26         8,222              386           293,107
  Accounts payable - others                          240,004               0           376              147           240,527
  Deferred income taxes                                    0               0             0                0                 0
  Taxes accrued:                                           0                                                                0
    Federal and state income                          18,872              59         1,000              768            20,699
    Other                                             67,079               0            30              183            67,292
  Interest accrued                                    34,994               0         3,229                0            38,223
  Adverse power purchase commitments                  49,184               0             0                0            49,184
  Other                                               96,056              (1)          455                0            96,510
                                                                                                                            0

Deferred credits and other liabilities:
  Unamortized investment credit                       71,772               0        45,199                0           116,971
  Deferred income taxes                              748,347               0       182,461              371           931,179
  Regulatory liabilities                              54,405               0        24,338                0            78,743
  Adverse power purchase commitments                 489,561               0             0                0           489,561
  Other                                               99,526               0             0                0            99,526



  Total capitalization and liabilities             9,112,408           4,120       620,883           40,973         9,778,384


                                      A - 4a

                ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

                CONSOLIDATING BALANCE SHEET - DECEMBER 31, 1999
                                     (000's)

                                                                                                                   AYE Inc.
                                                 Prior Page                       Combined    Eliminations,     Consolidated
       Capitalization and Liabilities             Subtotal          CT 1 & 2       Totals         etc.             Totals
                                                (see pg A-4)

Capitalization:
  Common stock of Allegheny Energy, Inc.             153,045              0        153,045            0            153,045
  Common stock of affiliate consolidated                   2              0              2           (2)(1)              0
  Common stock of subsidiaries consolidated        1,394,560              0      1,394,560   (1,394,560)(1)              0
  Other paid-in capital                            1,205,966         64,885      1,270,851     (226,766)(1)      1,044,085
  Retained earnings                                1,392,251            (86)     1,392,165     (495,563)(1)        896,602
  Treasury stock                                    (398,407)             0       (398,407)           0           (398,407)

  Preferred stock of subsidiaries:
      Not subject to mandatory redemption             74,000              0         74,000            0             74,000

  Long-term debt and Quids                         2,495,552              0      2,495,552     (230,816)(15)     2,264,736
    (see pages A-11, 12, 13, 14)
  Notes and advances payable to affiliates            14,177              0         14,177      (14,177)(2)              0
  Funds on deposit - trustees                        (10,273)             0        (10,273)           0            (10,273)

Current liabilities:
  Short-term debt                                    746,255              0        746,255     (105,160)(2)        641,095
  Long-term debt due 1 year                          189,734              0        189,734            0            189,734
  Accounts payable to affiliates                     293,107            286        293,393     (293,393)(3)              0
  Accounts payable - others                          240,527          2,336        242,863       (9,532)(3)        233,331
  Deferred income taxes                                    0              0              0            0                  0
  Taxes accrued:
    Federal and state income                          20,699              0         20,699            0             20,699
    Other                                             67,292              0         67,292            0             67,292
  Interest accrued                                    38,223              0         38,223       (3,244)(12)        34,979
  Adverse power purchase commitments                  49,184              0         49,184      (24,289)(14)        24,895
  Other                                               96,510              0         96,510            0             96,510


Deferred credits and other liabilities:
  Unamortized investment credit                      116,971              0        116,971            0            116,971
  Deferred income taxes                              931,179            471        931,650      (10,707)(11)       920,943
  Regulatory liabilities                              78,743              0         78,743            0             78,743
  Adverse power purchase commitments                 489,561              0        489,561     (185,626)(14)       303,935
  Other                                               99,526              0         99,526            0             99,526



Total capitalization and liabilities               9,778,384         67,892      9,846,276   (2,993,835)         6,852,441


               ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

      CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 1999
                                    (000's)



                                                           AYE           APSC           MP           Subtotal
Operating revenues:
  Residential                                                     0             0        210,757         210,757
  Commercial                                                      0             0        130,052         130,052
  Industrial                                                      0             0        217,792         217,792
  Wholesale and other,
    including affiliates                                          0       456,610         96,184         552,794

  Bulk power transactions, net                                    0             0         18,550          18,550

  Total operating revenues                                        0       456,610        673,335       1,129,945

Operating expenses:
  Operation:
     Fuel                                                         0             0        145,235         145,235
     Purchased  power and exchanges, net                          0             0         98,774          98,774

     Deferred power costs, net                                    0             0         10,928          10,928
     Other                                                   24,594       436,154         90,626         551,374

   Maintenance                                                    0         4,019         63,992          68,011
   Depreciation and amortization                                  0             0         60,904          60,904
   Taxes other than income taxes                                 39        14,550         43,395          57,984

   Federal and state income taxes                                 0           663         40,442          41,105

      Total operating expenses                               24,633       455,386        554,296       1,034,315
      Operating income                                      (24,633)        1,224        119,039          95,630

 Other income and deductions:
   Allowance for other than borrowed funds used
   during construction                                            0             0          1,059           1,059


   Other income, net                                        304,730          (928)         6,117         309,919

     Total other income and deductions                      304,730          (928)         7,176         310,978
             Income before interest charges and
       preferred dividends                                  280,097           296        126,215         406,608

 Interest charges and preferred dividends:
   Interest on long-term debt                                     0             0         31,964          31,964
   Other interest                                            21,676           296          2,638          24,610

   Allowance for borrowed funds used during construction
     and interest capitalized                                     0             0           (714)           (714)
   Dividends on preferred stock of subsidiaries
   Redemption premiums on preferred stock of subsidiaries
    Total interest charges, preferred dividends, and
    preferred redemption premiums:                           21,676           296         33,888          55,860
     Income (loss) before exraordinary charge               258,421             0         92,327         350,748
       Extraordinry charge, net                                                                                0
     Net Income (loss)                                      258,421             0         92,327         350,748


                                    A - 5a

              ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

    CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 1999
                                    (000's)


                                                Prior Page
                                                 Subtotal            PE              WPP             AES        Subtotal
                                               (see pg A-5)                   (see page B-3a)
Operating revenues:
  Residential                                      210,757       330,299         417,600           4,943         963,599
  Commercial                                       130,052       168,469         230,597           6,912         536,030
  Industrial                                       217,792       212,205         359,798           9,416         799,211
  Wholesale and other,
    including affiliates                           552,794        17,712          67,999          46,344         684,849

  Bulk power transactions, net                      18,550        24,572         278,209          73,259         394,590

       Total operating revenues                  1,129,945       753,257       1,354,203         140,874       3,378,279

 Operating expenses:
    Operation:
     Fuel                                          145,235       138,194         213,626          18,081         515,136
     Purchased  power and exchanges, net            98,774       127,010         398,199          82,191         706,174

     Deferred power costs, net                      10,928        30,649                               0          41,577
     Other                                         551,374       100,299         188,613           9,866         850,152

   Maintenance                                      68,011        57,255          93,436           4,285         222,987
   Depreciation and amortization                    60,904        75,916         114,268           7,975         259,063
   Taxes other than income taxes                    57,984        50,925          80,719           5,508         195,136

   Federal and state income taxes                   41,105        37,286          71,573           2,504         152,468

       Total operating expenses                  1,034,315       617,534       1,160,434         130,410       2,942,693
       Operating income                             95,630       135,723         193,769          10,464         435,586

 Other income and deductions:
   Allowance for other than borrowed funds used
      during construction                            1,059           748              33               0           1,840



   Other income, net                               309,919         7,769           9,621           1,159         328,468

       Total other income and deductions           310,978         8,517           9,654           1,159         330,308
       Income before interest charges and
         preferred dividends                       406,608       144,240         203,423          11,623         765,894

 Interest charges and preferred dividends:
   Interest on long-term debt                       31,964        42,871          61,727           2,135         138,697
   Other interest                                   24,610         2,029           6,996             168          33,803

   Allowance for borrowed funds used during construction
     and interest capitalized                         (714)       (1,244)         (2,900)           (212)         (5,070)
   Dividends on preferred stock of subsidiaries
   Redemption premiums on preferred stock of subsidiaries
     Total interest charges, preferred dividends, and
      preferred redemption premiums:                55,860        43,656          65,823           2,091         167,430
    Income (loss) before exraordinary charge       350,748       100,584         137,600           9,532         598,464
                 Extraordinry charge, net                                        (16,950)        (10,018)        (26,968)
   Net Income (loss)                               350,748        83,634         127,582           9,532         571,496


              ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

     CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 1999
                                    (000's)


                                                                  Prior Page                             Allegheny
                                                                   Subtotal      AP Coal      AGC       Ventures      Subtotal
                                                                  (see pg A-5a)                          (see pg D-3)
Operating revenues:
  Residential                                                          963,599        0          0        3,014        966,613
  Commercial                                                           536,030        0          0          (82)       535,948
  Industrial                                                           799,211        0          0       (1,480)       797,731
  Wholesale and other,                                                                                                       0
    including affiliates                                               684,849        0     70,592       53,819        809,260
                                                                                                                             0
  Bulk power transactions, net                                         394,590        0          0       55,085        449,675
 Total operating revenues                                            3,378,279        0     70,592      110,356      3,559,227

Operating expenses:
  Operation;
    Fuel                                                               515,136        0          0       20,378        535,514
    Purchased  power and exchanges, net                                706,174        0          0       54,639        760,813
                                                                                                                             0
    Deferred power costs, net                                           41,577        0          0                      41,577
    Other                                                              850,152        0      3,799       12,608        866,559
                                                                                                                             0
  Maintenance                                                          222,987        0      1,224        3,341        227,552
  Depreciation and amortization                                        259,063        0     16,980        5,884        281,927
  Taxes other than income taxes                                        195,136        0      4,510        5,061        204,707
                                                                                                                             0
  Federal and state income taxes                                       152,468        0      9,997           55        162,520




      Total operating expenses                                       2,942,693        0     36,510      101,966      3,081,169
      Operating income                                                 435,586        0     34,082        8,390        478,058

Other income and deductions:
  Alowance for other than borrowed funds used
    during construction                                                  1,840        0          0                       1,840




  Other income, net                                                    328,468      (87)       394         (216)       328,559

      Total other income and deductions                                330,308      (87)       394         (216)       330,399
  Income before interest charges, preferred dividends, preferred
    redemption premiums, and extraordinary charge, net                 765,894      (87)    34,476        8,174        808,457

Interest charges, preferred dividends, and preferred redemption premiums
  Interest on long-term debt                                           138,697        0      9,762        8,251        156,710
  Other interest                                                        33,803      154      3,499           44         37,500

  Allowance for borrowed funds used during construction
    and interest capitalized                                            (5,070)       0          0                      (5,070)
  Dividends on preferred stock of subsidiaries                                                                               0
  Redemption premiums on preferred stock of subsidiaries                                                                     0
    Total interest charges, preferred dividends, and
    preferred redemption premiums                                      167,430      154     13,261        8,295        189,140
  Income (loss) before exraordinary charge                             598,464     (241)    21,215         (121)       619,317
      Extraordinry charge, net                                         (26,968)                                        (26,968)
  Net Income (loss)                                                    571,496     (241)    21,215         (121)       592,349


                                   A - 6a

              ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

    CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 1999
                                  (000's)


                                                                 Prior Page               Combined   Eliminations,     AYE Inc.
                                                                 Subtotal       CT 1 & 2   Totals        etc.       Consolidated
                                                                (see pg A-6)                                           Totals
Operating revenues:
  Residential                                                        966,613       0      966,613           0         966,613
  Commercial                                                         535,948       0      535,948           0         535,948
  Industrial                                                         797,731       0      797,731           0         797,731
  Wholesale and other,
    including affiliates                                             809,260     128      809,388    (294,304)(4)      58,474
                                                                                                     (456,610)(5)
  Bulk power transactions, net                                       449,675       0      449,675           0         449,675

        Total operating revenues                                   3,559,227     128    3,559,355    (750,914)      2,808,441

Operating expenses:
  Operation:
    Fuel                                                             535,514     160      535,674           0         535,674
    Purchased  power and exchanges, net                              760,813       0      760,813    (253,932)(4)     531,431
                                                                                                       24,550 (13)
    Deferred power costs, net                                         41,577       0       41,577           0          41,577
    Other                                                            866,559      13      866,572     (41,012)(4)     389,406
                                                                                                     (436,154)(5)
  Maintenance                                                        227,552       5      227,557      (4,019)(5)     223,538
  Depreciation and amortization                                      281,927      79      282,006     (24,550)(13     257,456
  Taxes other than income taxes                                      204,707       3      204,710         111 (4)     190,271
                                                                                                      (14,550)(5)
  Federal and state income taxes                                     162,520     (46)     162,474       2,024 (8)     164,441
                                                                                                           82 (16)
                                                                                                          389 (4)
                                                                                                          135 (4)
                                                                                                         (663)(5)

      Total operating expenses                                     3,081,169     214    3,081,383    (747,589)      2,333,794
      Operating income                                               478,058     (86)     477,972      (3,325)        474,647

Other income and deductions:
  Alowance for other than borrowed funds used
    during construction                                                1,840       0        1,840           0           1,840
                                                                                                       18,502 (1)
                                                                                                        2,024 (8)
                                                                                                       (5,450)(7)
                                                                                                         (142)(6)
  Other income, net                                                  328,559       0      328,559    (342,816)(9)       1,605
                                                                                                          928 (5)
      Total other income and deductions                              330,399       0      330,399    (326,954)          3,445
  Income before interest charges, preferred dividends, preferred
    redemption premiums, and extraordinary charge, net               808,457     (86)     808,371    (330,279)        478,092

Interest charges, preferred dividends, and preferred redemption premiums:
  Interest on long-term debt                                         156,710       0      156,710      (1,512)(12)    155,198
  Other interest                                                      37,500       0       37,500      (5,450)(7)      31,612
                                                                                                         (142)(6)
  Allowance for borrowed funds used during construction                                                  (296)(5)
    and interest capitalized                                          (5,070)      0       (5,070)          0          (5,070)
  Dividends on preferred stock of subsidiaries                                                          7,183 (10)      7,183
  Redemption premiums on preferred stock of subsidiaries                                                3,780 (10)      3,780
    Total interest charges, preferred dividends, and
    preferred redemption premiums                                    189,140       0      189,140       3,563         192,703
  Income (loss) before exraordinary charge                           619,317     (86)     619,231    (333,842)        285,389
      Extraordinry charge, net                                       (26,968)             (26,968)                    (26,968)
  Net Income (loss)                                                  592,349     (86)     592,263    (333,842)        258,421


                ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

  CONSOLIDATING STATEMENTS OF RETAINED EARNINGS AND OTHER PAID - IN CAPITAL
                     FOR YEAR ENDED DECEMBER 31, 1999
                                    (000's)



                                                       AYE          MP           PE        Subtotal
                RETAINED EARNINGS

Balance at January 1, 1999                             836,759      273,197     312,522     1,422,478

Add:
  Net income (loss)                                    258,421       92,327      83,634       434,382

      Total                                          1,095,180      365,524     396,156     1,856,860

Deduct:
  Dividends on common stock of Allegheny
    Energy, Inc.                                       198,578            0           0       198,578
  Dividends on capital stock of subsidiary companies:
    Preferred                                                -        5,037         545         5,582
    Cumulative preferred stock redemption premiums                                  524           524
    Common                                                   -       78,527     145,055       223,582
    Decrease related to WPP transfer of assets               0            0           0             0

      Total deductions                                 198,578       83,564     146,124       428,266

Balance at December 31, 1999                           896,602      281,960     250,032     1,428,594



             OTHER PAID - IN CAPITAL

Balance at January 1, 1999                           1,044,085        2,441       2,690     1,049,216


Add (Deduct):

  Common stock dividends paid out of
    other paid - in capital                                  -            -           -

  Other paid - in capital from
    Allegheny Energy, Inc.                                   -            -           -
  Premiums or redemption of preferred                                                               0
  Decrease related to WPP transfer of assets                                                        0
Balance at December 31, 1999                         1,044,085        2,441       2,690     1,049,216


                                     A - 7a

               ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

   CONSOLIDATING STATEMENTS OF RETAINED EARNINGS AND OTHER PAID - IN CAPITAL
                      FOR YEAR ENDED DECEMBER 31, 1999
                                    (000's)


                                                              Prior Page
                                                               Subtotal              WPP              AES         Subtotal
                     RETAINED EARNINGS                     (see page A-7)      (see page B-4a)

Balance at January 1, 1999                                     1,422,478              210,692             0      1,633,170

Add:
  Net income (loss)                                              434,382              127,582         9,532        571,496

    Total                                                      1,856,860              338,274         9,532      2,204,666

Deduct:
  Dividends on common stock of Allegheny
    Energy, Inc.                                                 198,578                    0             0        198,578
  Dividends on capital stock of subsidiary companies:
    Preferred                                                      5,582                1,600                        7,182
    Cumulative preferred stock redemption premiums                   524                3,256                        3,780
    Common                                                       223,582               83,804         3,429        310,815
  Decrease related to WPP transfer of assets                           0              239,977             0        239,977

      Total deductions                                           428,266              328,637         3,429        760,332

Balance at December 31, 1999                                   1,428,594                9,637         6,103      1,444,334



                  OTHER PAID - IN CAPITAL

Balance at January 1, 1999                                     1,049,216               55,475             0      1,104,691


Add (Deduct):

  Common stock dividends paid out of
    other paid - in capital                                            -                  -                -

  Other paid - in capital from
    Allegheny Energy, Inc.                                             -                  -                -
  Premiums or redemption of preferred                                  0             (1,055)                        (1,055)
  Decrease related to WPP transfer of assets                           0            (54,420)         (75,642)     (130,062)
Balance at December 31, 1999                                   1,049,216                  0          (75,642)      973,574


               ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

  CONSOLIDATING STATEMENTS OF RETAINED EARNINGS AND OTHER PAID - IN CAPITAL
                       FOR YEAR ENDED DECEMBER 31, 1999
                                    (000's)


                                                           Prior Page                                 Allegheny
                                                            Subtotal       AP Coal         AGC        Ventures      Subtotal
                  RETAINED EARNINGS                     (see pg A-7a)                               (see pg. D-4)

 Balance at January 1, 1999                                1,633,170      (13,612)            0        (38,109)    1,581,449

 Add:
   Net income (loss)                                         571,496         (241)       21,215           (121)      592,349

       Total                                               2,204,666      (13,853)       21,215        (38,230)    2,173,798

 Deduct:
   Dividends on common stock of Allegheny
     Energy, Inc.                                            198,578            0             0              0       198,578
   Dividends on capital stock of subsidiary companies:
     Preferred                                                 7,182            0             0              0         7,182
     Cumulative preferred stock redemption premiums            3,780                                                   3,780
     Common                                                  310,815            0        21,215              0       332,029
  Decrease related to WPP transfer of assets                 239,977            0             0              0       239,977

       Total deductions                                      760,332            0        21,215              0       781,547

 Balance at December 31, 1999                              1,444,334      (13,853)            0        (38,230)    1,392,251



               OTHER PAID - IN CAPITAL

 Balance at January 1, 1999                                1,104,691          555       165,275         57,823     1,328,344


 Add (Deduct):

   Common stock dividends paid out of
     other paid - in capital                                                            (10,785)                     (10,785)

   Other paid - in capital from
     Allegheny Energy, Inc.                                                                             19,524        19,524
   Premiums or redemption of preferred                        (1,055)                                                 (1,055)
   Decrease related to WPP transfer of assets               (130,062)                                               (130,062)
Balance at December 31, 1999                                 973,574          555        154,490        77,347     1,205,966


                                      A - 8a

                 ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

   CONSOLIDATING STATEMENTS OF RETAINED EARNINGS AND OTHER PAID - IN CAPITAL
                        FOR YEAR ENDED DECEMBER 31, 1999
                                     (000's)

                                                                                                               AYE Inc.
                                                       Prior Page                    Combined   Eliminations,      Consolidated
                                                        Subtotal       CT 1 & 2       Totals         etc              Totals
              RETAINED EARNINGS                       (see pg A-8)

 Balance at January 1, 1999                             1,581,449             0     1,581,449      (744,690)          836,759

 Add:
   Net income (loss)                                      592,349           (86)      592,263      (333,842)          258,421

        Total                                           2,173,798           (86)    2,173,712    (1,078,532)        1,095,180

 Deduct:
   Dividends on common stock of Allegheny
     Energy, Inc.                                         198,578             0       198,578             0           198,578
   Dividends on capital stock of subsidiary companies:
     Preferred                                              7,182             0         7,182        (7,182)(10)            0
     Cumulative preferred stock redemption premium          3,780                       3,780        (3,780)(10)            0
     Common                                               332,029             0       332,029      (332,029) (9)            0
  Decrease related to WPP transfer of assets              239,977             0       239,977      (239,977) (1)            0

       Total deductions                                   781,547             0       781,547      (582,968)          198,578

 Balance at December 31, 1999                           1,392,251           (86)    1,392,165      (495,564)          896,602



           OTHER PAID - IN CAPITAL

 Balance at January 1, 1999                             1,328,344             0     1,328,344      (284,259)        1,044,085


 Add (Deduct):

   Common stock dividends paid out of
     other paid - in capital                              (10,785)                    (10,785)       10,785  (1)            0

   Other paid - in capital from
     Allegheny Energy, Inc.                                19,524        64,885        84,409       (84,409) (1)            0
  Premiums or redemption of preferred                      (1,055)                     (1,055)        1,055  (1)            0
  Decrease related to WPP transfer of assets             (130,062)                   (130,062)      130,062  (1)            0
Balance at December 31, 1999                            1,205,966        64,885     1,270,851      (226,766)        1,044,085


                 ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

    CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 1999
                                      (000's)


                                                                   AYE           APSC           MP           Subtotal

Cash Flows from Operations:
  Net income (loss)                                             258,421       *               92,327         350,748
  Extaordinary charge, net of taxes                                   0             0              0               0
  Income before extraordinary charge                            258,421             0         92,327         350,748
  Depreciation and amortization                                                               60,904          60,904
  Amortization of adverse purchase power contract                                                                  0
  Deferred revenues                                                                                                0
  Deferred investment credit and income taxes, net                              2,572          4,701           7,273
  Deferred power costs, net                                                                   10,928          10,928
  Unconsolidated subsidiaries' dividends in excess of earnings                                 2,972           2,972
 Allowance for other than borrowed funds used
    during construction (AOFDC)                                       0             0         (1,059)         (1,059)
  Write-off of merger related and generation project costs       17,570                        4,213          21,783
  Changes in certain current assets and liabilities:                                                               0
    Cash transferred related to asset transfer                                                                     0
    Accounts receivable, net                                      1,050        17,331        (68,344)        (49,963)
    Materials and supplies                                                                       354             354
    Accounts payable                                             (3,487)      (22,589)        69,751          43,675
    Prepayments                                                                              (10,000)        (10,000)
    Taxes accrued                                                              (1,339)        (2,974)         (4,313)
    Benefit plans' investments                                   (6,700)                                      (6,700)
    Restructuring settlement refund                                                                                0
    Other, net                                                   (7,195)        9,816          5,701           8,322


      Total Cash Flows from Operations                          259,659         5,791        169,474         434,924

Cash Flows from Investing:
  Utility construction expenditures (less allowance
    for other than borrowed funds used during construction)                    (5,725)       (81,424)        (87,149)
  Nonutility construction expenditures and investments         (124,705)                                    (124,705)
  Acquisition of businesses                                                                  (96,597)        (96,597)
    Total Cash Flows from Investing                            (124,705)       (5,725)      (178,021)       (308,451)


Cash Flows from Financing:
  Repurchase of common stock                                   (398,407)                                    (398,407)
  Retirement of preferred stock                                                                                    0
  Issuance of long-term debt                                                                 117,013         117,013
  Retirement of long - term debt                                                                                   0
  Funds on deposit with trustee and restricted funds                                          (2,561)         (2,561)
  Short-term debt                                               488,024                      (49,000)        439,024

  Notes receivable from affiliates                                 (253)                                        (253)
  Notes receivable from subsidiary                              (21,200)                                     (21,200)
  Notes payable to affiliates                                                                 28,650          28,650
  Notes payable to parents                                                                                         0
  Parent company contribution                                                                                      0
  Dividends on capital stock:                                                                                      0
    Preferred stock                                                                           (5,037)         (5,037)
    Common stock                                               (203,225)                     (78,527)       (281,752)
      Total Cash Flows from Financing                          (135,061)            0         10,538        (124,523)


Net Change in Cash and Temporary
  Cash Investments**                                               (107)           66          1,991           1,950
Cash and Temporary Cash Investments at January 1                    122           100          1,835           2,057
Cash and Temporary Cash Investments at December 31                   15           166          3,826           4,007


Supplemental cash flow information:
  Cash paid during the year for:
    Interest (net of amount capitalized)                         14,684           101         34,076          48,861
    Income taxes                                                      0           515         42,316          42,831


* Pursuant to service contracts, Allegheny Power Service Corporation's expenses ($456,610) have been apportioned to System companies.
**Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

                                    A - 9a

              ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

    CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 1999
                                   (000's)


                                                                Prior Page
                                                                 Subtotal       PE              WPP        AES    Subtotal
                                                                (see pg A-9)               (See pg B-5a)
Cash Flows from Operations:
  Net income (loss)                                                 350,748     83,634      127,582      9,532     571,496
  Extaordinary charge, net of taxes                                       0     16,950       10,018          0      26,968
  Income before extraordinary charge                                350,748    100,584      137,600      9,532     598,464
  Depreciation and amortization                                      60,904     75,916      114,268      7,975     259,063
  Amortization of adverse purchase power contract                         0                 (27,907)    (4,091)    (31,998)
  Deferred revenues                                                       0     34,849                              34,849
  Deferred investment credit and income taxes, net                    7,273    (13,702)      39,177     (2,155)     30,593
  Deferred power costs, net                                          10,928     30,649            0                 41,577
  Unconsolidated subsidiaries' dividends in excess of earnings:       2,972      3,080        2,549      2,423      11,024
  Allowance for other than borrowed funds used
    during construction (AOFDC)                                      (1,059)      (748)         (33)                (1,840)
  Write-off of merger related and generation project costs           21,783      5,344        6,641                 33,768
  Changes in certain current assets and liabilities:                      0                                              0
    Cash transferred related to asset transfer                            0                             13,058      13,058
    Accounts receivable, net                                        (49,963)     5,559        7,736   (122,220)   (158,888)
    Materials and supplies                                              354      2,389         (537)      (748)      1,458
    Accounts payable                                                 43,675    (37,429)      65,008    111,063     182,317
    Prepayments                                                     (10,000)                 (2,827)    (6,331)    (19,158)
    Taxes accrued                                                    (4,313)      (280)       6,475      7,244       9,126
    Benefit plans' investments                                       (6,700)                                        (6,700)
    Restructuring settlement refund                                       0                 (25,100)               (25,100)
    Other, net                                                        8,322     (2,348)     (49,603)     6,630     (36,999)


      Total Cash Flows from Operations                              434,924    203,863      273,447     22,380     934,614

Cash Flows from Investing:
  Utility construction expenditures (less allowance
    for other than borrowed funds used during construction)         (87,149)   (90,874)     (86,257)              (264,280)
  Nonutility construction expenditures and investments             (124,705)                (27,956)   (50,769)   (203,430)
  Acquisition of businesses                                         (96,597)                                       (96,597)
    Total Cash Flows from Investing                                (308,451)   (90,874)    (114,213)   (50,769)   (564,307)


Cash Flows from Financing:
  Repurchase of common stock                                       (398,407)                                      (398,407)
  Retirement of preferred stock                                           0    (16,902)     (82,964)               (99,866)
  Issuance of long-term debt                                        117,013      9,300      697,771                824,084
  Retirement of long - term debt                                          0                (525,000)              (525,000)
  Funds on deposit with trustee and restricted funds                 (2,561)    (3,133)      (3,006)                (8,700)
  Short-term debt                                                   439,024                 (55,766)               383,258
                                                                          0
  Notes receivable from affiliates                                     (253)     9,300      (80,800)               (71,753)
  Notes receivable from subsidiary                                  (21,200)    66,750            0                 45,550
  Notes payable to affiliates                                        28,650                  (9,300)                19,350
  Notes payable to parents                                                0                            21,200       21,200
  Parent company contribution                                             0                            12,286       12,286
  Dividends on capital stock:                                             0                                              0
    Preferred stock                                                  (5,037)      (545)      (1,600)                (7,182)
    Common stock                                                   (281,752)  (145,055)     (83,804)   (3,429)    (514,040)
      Total Cash Flows from Financing                              (124,523)   (80,285)    (144,469)   30,057     (319,220)


Net Change in Cash and Temporary
  Cash Investments**                                                  1,950     32,704       14,765     1,668       51,087
Cash and Temporary Cash Investments at January 1                      2,057      1,806        4,523         0        8,386
Cash and Temporary Cash Investments at December 31                    4,007     34,510       19,288     1,668       59,473


Supplemental cash flow information:
  Cash paid during the year for:
    Interest (net of amount capitalized)                             48,861     41,939       64,793        99      155,692
    Income taxes                                                     42,831     54,770       23,151       117      120,869


* Pursuant to service contracts, Allegheny Power Service Corporation's expenses ($456,610) have been apportioned to System companies.
**Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

               ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

   CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 1999
                                     (000's)


                                                              Prior Page                        Allegheny
                                                               Subtotal     AP Coal     AGC      Ventures     Subtotal
                                                            (see pg A-9a)                      (see pg D-5)
Cash Flows from Operations:
  Net income (loss)                                               571,496      (241)   21,215        (121)      592,349
  Extaordinary charge, net of taxes                                26,968         0         0                    26,968
  Income before extraordinary charge                              598,464      (241)   21,215        (121)      619,317
  Depreciation and amortization                                   259,063         0    16,980       5,884       281,927
  Amortization of adverse purchase power contract                 (31,998)                                      (31,998)
  Deferred revenues                                                34,849                                        34,849
  Deferred investment credit and income taxes, net                 30,593         0     4,981       3,946        39,520
  Deferred power costs, net                                        41,577                                        41,577
  Unconsolidated subsidiaries' dividends in excess of earnings     11,024                                        11,024
  Allowance for other than borrowed funds used                          0
    during construction (AOFDC)                                    (1,840)                                       (1,840)
  Write-off of merger related and generation project costs         33,768                           2,094        35,862
  Changes in certain current assets and liabilities:                    0
    Cash transferred related to asset transfer                     13,058                         (13,058)            0
    Accounts receivable, net                                     (158,888)                 (2)      8,920      (149,970)
    Materials and supplies                                          1,458                 (25)        785         2,218
    Accounts payable                                              182,317        23     2,804     (12,534)      172,610
    Prepayments                                                   (19,158)                                      (19,158)
    Taxes accrued                                                   9,126       (22)      955      (2,260)        7,799
    Benefit plans' investments                                     (6,700)                                       (6,700)
    Restructuring settlement refund                               (25,100)                                      (25,100)
    Other, net                                                    (36,999)       34      (237)     (3,239)      (40,441)



      Total Cash Flows from Operations                            934,614      (206)   46,671      (9,583)      971,496

Cash Flows from Investing:
  Utility construction expenditures (less allowance
    for other than borrowed funds used during construction)      (264,280)                (85)                 (264,365)
  Nonutility construction expenditures and investments           (203,430)                        (16,276)     (219,706)
  Acquisition of businesses                                       (96,597)                         (2,117)      (98,714)
    Total Cash Flows from Investing                              (564,307)        0       (85)    (18,393)     (582,785)


Cash Flows from Financing:
  Repurchase of common stock                                     (398,407)                                     (398,407)
  Retirement of preferred stock                                   (99,866)                                      (99,866)
  Issuance of long-term debt                                      824,084                               0       824,084
  Retirement of long - term debt                                 (525,000)                        (30,000)     (555,000)
  Funds on deposit with trustee and restricted funds               (8,700)                                       (8,700)
  Short - term debt, net                                          383,258                          (1,000)      382,258
  Notes receivable from affiliates                                (71,753)                              0       (71,753)
  Notes receivable from subsidiary                                 45,550                                        45,550
  Notes payable to affiliates                                      19,350       253    52,150                    71,753
  Notes payable to parents                                         21,200             (66,750)                  (45,550)
  Parent company contribution                                      12,286                          54,748        67,034
  Dividends on capital stock:                                                                                         0
    Preferred stock                                                (7,182)                              0        (7,182)
    Common stock                                                 (514,040)            (32,000)          0      (546,040)
      Total Cash Flows from Financing                            (319,220)      253   (46,600)     23,748      (341,819)


Net Change in Cash and Temporary
  Cash Investments**                                               51,087        47       (14)     (4,228)       46,892
Cash and Temporary Cash Investments at January 1                    8,386        35        30       9,108        17,559
Cash and Temporary Cash Investments at December 31                 59,473        82        16       4,880        64,451


Supplemental cash flow information:
  Cash paid during the year for:
    Interest (net of amount capitalized)                          155,692         0    12,465       7,779       175,936
    Income taxes                                                  120,869       (99)    4,649      (1,239)      124,180


 *Pursuant to service contracts, Allegheny Power Service Corporation's expenses ($456,610) have been apportioned to System companies.
**Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

                                   A - 10a

               ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

   CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 1999
                                   (000's)

                                                                                                                     AYE Inc
                                                                Prior Page               Combined   Eliminations,  Consolidated
                                                                 Subtotal    CT 1 & 2     Totals       etc.          Totals
                                                              (see pg A-10)
Cash Flows from Operations:
  Net income (loss)                                                592,349       (86)     592,263    (333,842)        258,421
  Extaordinary charge, net of taxes                                 26,968         0       26,968                      26,968
  Income before extraordinary charge                               619,317       (86)     619,231    (333,842)        285,389
  Depreciation and amortization                                    281,927        79      282,006     (24,550)(13)    257,456
  Amortization of adverse purchase power contract                  (31,998)               (31,998)     20,852         (11,146)
  Deferred revenues                                                 34,849                 34,849                      34,849
  Deferred investment credit and income taxes, net                  39,520                 39,520         515          40,035
  Deferred power costs, net                                         41,577                 41,577                      41,577
  Unconsolidated subsidiaries' dividends in excess of earnings      11,024                 11,024     (11,024)              0
  Allowance for other than borrowed funds used                           0
    during construction (AOFDC)                                     (1,840)                (1,840)                     (1,840)
  Write-off of merger related and generation project costs          35,862                 35,862                      35,862
  Changes in certain current assets and liabilities:                     0
    Cash transferred related to asset transfer                           0                      0                           0
    Accounts receivable, net                                      (149,970)  (20,574)    (170,544)     92,865         (77,679)
    Materials and supplies                                           2,218                  2,218          (9)          2,209
    Accounts payable                                               172,610     2,622      175,232     (95,008)         80,224
    Prepayments                                                    (19,158)               (19,158)                    (19,158)
    Taxes accrued                                                    7,799                  7,799                       7,799
    Benefit plans' investments                                      (6,700)                (6,700)                     (6,700)
    Restructuring settlement refund                                (25,100)               (25,100)                    (25,100)
  Other, net                                                       (40,441)    6,767      (33,674)     (3,780)(10)    (25,517)
                                                                                                            9
                                                                                                          (59)
                                                                                                       11,987
      Total Cash Flows from Operations                             971,496   (11,192)     960,304    (342,044)        618,260

Cash Flows from Investing:
  Utility construction expenditures (less allowance
    for other than borrowed funds used during construction)       (264,365)              (264,365)                   (264,365)
  Nonutility construction expenditures and investments            (219,706)  (52,160)    (271,866)    124,706        (147,160)
  Acquisition of businesses                                        (98,714)               (98,714)                    (98,714)
    Total Cash Flows from Investing                               (582,785)  (52,160)    (634,945)    124,706        (510,239)


Cash Flows from Financing:
  Repurchase of common stock                                      (398,407)              (398,407)                   (398,407)
  Retirement of preferred stock                                    (99,866)               (99,866)      3,780 (10)    (96,086)
  Issuance of long-term debt                                       824,084                824,084          59         824,143
  Retirement of long - term debt                                  (555,000)              (555,000)                   (555,000)
  Funds on deposit with trustee and restricted funds                (8,700)                (8,700)     (4,579)        (13,279)
  Short - term debt, net                                           382,258                382,258                     382,258
  Notes receivable from affiliates                                 (71,753)               (71,753)     71,753               0
  Notes receivable from subsidiary                                  45,550                 45,550     (45,550)              0
  Notes payable to affiliates                                       71,753                 71,753     (71,753)              0
  Notes payable to parents                                         (45,550)               (45,550)     45,550               0
  Parent company contribution                                       67,034    64,885      131,919    (131,919)              0
  Dividends on capital stock:                                                                   0
    Preferred stock                                                 (7,182)                (7,182)      7,182 (10)          0
    Common stock                                                  (546,040)              (546,040)    342,815 (9)    (203,225)
      Total Cash Flows from Financing                             (341,819)   64,885     (276,934)    217,338         (59,596)


Net Change in Cash and Temporary
  Cash Investments**                                                46,892     1,533       48,425           0          48,425
Cash and Temporary Cash Investments at January 1                    17,559         0       17,559                      17,559
Cash and Temporary Cash Investments at December 31                  64,451     1,533       65,984           0          65,984


Supplemental cash flow information:
  Cash paid during the year for:
    Interest (net of amount capitalized)                           175,936         0      175,936      (5,438)        170,498
    Income taxes                                                   124,180         0      124,180                     124,180


 *Pursuant to service contracts, Allegheny Power Service Corporation's expenses ($456,610) have been apportioned to System companies. **Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

                            ALLEGHENY ENERGY, INC.

              Long-Term Debt of Subsidiaries at December 31, 1999
                                    (000's)

                                                   Date of          Principal
First mortgage bonds:                               Issue             Amount
   Monongahela Power Company:
     5-5/8% Series Due 2000                          1993               65,000 *
     7-3/8% Series Due 2002                          1992               25,000
     7-1/4% Series Due 2007                          1992               25,000
     8-5/8% Series Due 2021                          1991               50,000
     8-3/8% Series Due 2022                          1992               40,000
     7-5/8% Series Due 2025                          1995               70,000
               Total                                                   275,000



   The Potomac Edison Company:
     5-7/8% Series Due 2000                          1993               75,000 *
     8%      Series Due 2006                         1991               50,000
     8%      Series Due 2022                         1992               55,000
     7-3/4% Series Due 2023                          1993               45,000
     8%      Series Due 2024                         1994               75,000
     7-5/8% Series Due 2025                          1995               80,000
     7-3/4% Series Due 2025                          1995               65,000
               Total                                                   445,000







Total first mortgage bonds                                             720,000
   *Less current maturities                                           (140,000)
                                                                       580,000

                             ALLEGHENY ENERGY, INC.

                                     (000's)


                                                                                       Liability
                                            Date of     Date of     Interest   Due Within
                                             Issue      Maturity      Rate      One Year   Long-Term
Debentures:
   Allegheny Generating Company             09-01-93    09-01-23     6.875%                  100,000
                                            09-01-93    09-01-03     5.625%                   50,000
                                                                                             150,000

Quarterly Income Debt Securities:
   Monongahela Power Company                06-19-95    06-30-25     8.000%                   40,000
   The Potomac Edison Company               06-30-95    09-30-25     8.000%                   45,457
   West Penn Power Company                  06-12-95    06-30-25     8.000%                   70,000
                                                                                             155,457

Secured notes:
 Pleasants pollution control facilities:
   Monongahela Power Company                02-01-98    11-01-07     4.700%                   14,500
                                            02-01-98    11-01-12     5.050%                    3,000
                                            05-15-95    05-01-15     6.150%                   25,000
                                            04-01-99    04-01-29     5.500%                    7,700
                                                                                              50,200

   The Potomac Edison Company               02-01-98    11-01-07     4.700%                   30,000
                                            05-15-95    05-01-15     6.150%                   21,000
                                            04-01-99    04-01-29     5.500%                    9,300
                                                                                              60,300

   West Penn Power Company                  02-01-98    11-01-07     4.700%                   45,000
                                            05-15-95    05-01-15     6.150%                   31,500
                                            04-01-99    04-01-29     5.500%                   13,830
                                                                                              90,330

   Allegheny Energy Supply Company, LLC     02-01-98    11-01-07     4.700%                   45,000
                                            05-15-95    05-01-15     6.150%                   31,500
                                            04-01-99    04-01-29     5.500%                   13,830
                                                                                              90,330
 Mitchell pollution control facilities:
   West Penn Power Company                  03-01-93    03-01-03     4.950%                   61,500
                                            05-15-95    04-01-14     6.050%                   15,400
                                                                                              76,900

   Allegheny Energy Supply Company, LLC     03-01-93    03-01-03     4.950%                   61,500
                                            05-15-95    04-01-14     6.050%                   15,400
                                                                                              76,900
 Fort Martin pollution control facilities:
   Monongahela Power Company                04-01-93    04-01-13     5.950%                    7,050
   The Potomac Edison Company               04-01-93    04-01-13     5.950%                    8,600
   West Penn Power Company                  04-01-93    04-01-13     5.950%                    7,750
   Allegheny Energy Supply Company, LLC     04-01-93    04-01-13     5.950%                    7,750
                                                                                              31,150


                             ALLEGHENY ENERGY, INC.

                                    (000's)


                                                                                        Liability
                                           Date of     Date of     Interest   Due Within
                                            Issue      Maturity      Rate      One Year   Long-Term

 Harrison pollution control facilities:
   Monongahela Power Company               04-15-92    04-15-22     6.875%                    5,000
                                           05-01-93    05-01-23     6.250%                   10,675
                                           07-15-94    08-01-24     6.750%                    8,825
                                                                                             24,500

   The Potomac Edison Company              04-15-92    04-15-22     6.875%                    6,550
                                           05-01-93    05-01-23     6.250%                   13,990
                                           07-15-94    08-01-24     6.750%                   11,560
                                                                                             32,100

   West Penn Power Company                 04-15-92    04-15-22     6.875%                    8,450
                                           05-01-93    05-01-23     6.300%                   18,040
                                           07-15-94    08-01-24     6.750%                   14,910
                                                                                             41,400

   Allegheny Energy Supply Company, LLC    04-15-92    04-15-22     6.875%                    8,450
                                           05-01-93    05-01-23     6.300%                   18,040
                                           07-15-94    08-01-24     6.750%                   14,910
                                                                                             41,400

Elimination for pollution control debt
recorded by Allegheny Energy Supply
Company, LLC and West Penn Power Company.
This pollution control debt was assumed
by Allegheny Energy Supply Company, LLC
but remains an obligation of West Penn
Power Company.                                                                             (216,380)

Total secured notes                                                                         399,130


                             ALLEGHENY ENERGY, INC.

                                     (000's)


                                                                                               Liability
                                                    Date of     Date of     Interest   Due Within
                                                     Issue      Maturity      Rate      One Year   Long-Term
Unsecured notes:
   Hatfield's Ferry pollution control
      facilities:
         Monongahela Power Company                  03-01-98    02-01-02     4.350%                    2,060
                                                    03-01-98    02-01-07     4.750%                    1,000
                                                    03-01-98    02-01-12     5.100%                    3,000
                                                                                                       6,060

         The Potomac Edison Company                 03-01-98    02-01-02     4.350%                    3,200
         West Penn Power Company                    03-01-98    02-01-07     4.750%                   14,435
         Allegheny Energy Supply Company, LLC       03-01-98    02-01-07     4.750%                   14,435

Elimination for pollution control
debt recorded by Allegheny Energy
Supply Company, LLC and
West Penn Power Company.  This
pollution control debt was assumed
by Allegheny Energy Supply Company,
LLC but remains an obligation of
West Penn Power Company.                                                                             (14,435)

Total unsecured notes                                                                                 23,695

Installment purchase obligations:
   Monongahela Power Company -
      Pleasants County pollution cntl facilities    03-01-98    03-01-03     4.500%                   10,145
      Preston County pollution cntl facilities      03-01-98    03-01-03     4.500%                    5,900
      Marion County pollution cntl facilities       03-01-98    03-01-03     4.500%                    3,055
                                                                                                      19,100
Medium-term notes:
   Monongahela Power Company                        09-24-98    09-24-03     5.660%                    5,000
                                                    09-25-98    09-25-03     5.710%                    1,975
                                                    09-29-98    09-29-03     5.570%                    1,000
                                                    09-29-98    09-29-03     5.630%                   20,500
                                                    09-30-98    09-30-03     5.560%                   15,000
                                                    12-10-99    01-15-10     7.360%                  110,000
                                                                                                     153,475

   West Penn Power Company                          09-21-98    09-23-02     5.660%                   32,050
                                                    09-22-98    09-23-02     5.560%                    1,500
                                                    06-01-99    06-01-04     6.375%                   84,000
                                                                                                     117,550

   Allegheny Energy Supply Company, LLC             10-31-96    10-31-01     5.563%                  130,000

Total medium-term notes                                                                              401,025

Transition bonds:                                            Expected Final
   West Penn Funding LLC                                     Payment Date
      Transition Class A-1                          11-16-99    06-25-01     6.320%          49,734   24,266
      Transition Class A-2                          11-16-99    12-26-03     6.630%                  172,000
      Transition Class A-3                          11-16-99    09-25-06     6.810%                  198,000
      Transition Class A-4                          11-16-99    06-25-08     6.980%                  156,000
Total Transition bonds                                                                       49,734  550,266

Unamortized debt discount and premium, net:
   Monongahela Power Company                                                                          (4,084)
   The Potomac Edison Company                                                                         (6,179)
   West Penn Power Company                                                                            (2,605)
   Allegheny Generating Company                                                                       (1,069)
     Total unamortized debt discount and premium, net                                                (13,937)

Amounts on deposit with trustees:
   Monongahela Power Company                                                                          (2,561)
   The Potomac Edison Company                                                                         (3,133)
   Allegheny Energy Supply Company, LLC                                                               (4,579)
      Total Amounts in deposit with trustees                                                         (10,273)


              WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

              CONSOLIDATING BALANCE SHEET - DECEMBER 31, 1999
                                    (000's)


                                                                       West Virginia Power
                                                                        and Transmission
                                                                      Company and Subsidiary
                                                                    West Virginia   West Penn
                                                       West Penn     Power and    West Virginia
                                                         Power      Transmission   Water Power  West Penn
                      ASSETS                            Company     Company          Company   Funding Corp.    Subtotal
                                                                                               (See pg C-1)
Property, plant and equipment:
  At original cost                                    1,595,160         2,314           10                    1,597,484
  Accumulated depreciation                             (506,416)            0            0                    (506,416)

Investments and other assets:
  Securities of subsidiaries consolidated               142,233             1            0                     142,234
  Equity in undistributed earnings of subsidiaries        1,495                                                  1,495
  Indebtedness of subsidiary consolidated - not current                    14                                       14
  Investment in Allegheny Pittsburgh Coal Company:
    Common stock, at equity                              (6,648)            0            0                      (6,648)
    Advances                                              7,061             0            0                       7,061
  Investment in Allegheny Generating Company:
    Common stock, at equity                                   0             0            0                           0
  Long-term notes receivable                                  0             0            0     594,941         594,941
  Other                                                     113             0            0                         113

Current assets:
  Cash and temporary cash investments                    15,923         2,246            0       1,019          19,188
  Accounts receivable:
    Electric service                                    132,691             0            0                     132,691
    Allowance for uncollectible accounts                (16,077)            0            0                     (16,077)
    Affiliated and other                                 16,398             5            0       7,474          23,877
  Notes receivable due 1 yr.                             80,800             0            0                      80,800
  Materials and supplies - at average cost:
    Operating and construction                           16,200             0            0                      16,200
    Fuel                                                      0             0            0                           0
  Deferred income taxes                                  23,156             0            0                      23,156
  Prepaid taxes                                             656             0            0                         656
  Intangible transition property                              0             0            0      52,779          52,779
  Regulatory assets                                       1,740             0            0                       1,740
  Other                                                   1,530             1            0       1,857           3,388

Deferred charges:
  Regulatory assets                                     240,035             0            0                     240,035
  Unamortized loss on reacquired debt                     3,621             0            0                       3,621
  Intangible transition property                              0             0            0     539,735         539,735
  Other                                                   2,215             7            0       7,459           9,681


      Total assets                                    1,751,886         4,588           10   1,205,264       2,961,748


                                     B - 1a

               WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

                CONSOLIDATING BALANCE SHEET - DECEMBER 31, 1999
                                     (000's)






                                                                       West Penn
                                                        Prior Page     Transfer      Combined    Eliminations,   Consolidated
                        ASSETS                           Subtotal        Agent        Totals        etc.            Totals
                                                      (see pg B-1)                                               (see pg A-1a)
Property, plant and equipment:
  At original cost                                       1,597,484            0      1,597,484          0         1,597,484
  Accumulated depreciation                                (506,416)           0       (506,416)         0          (506,416)

Investments and other assets:
  Securities of subsidiaries consolidated                  142,234            0        142,234   (142,234)(1)             0
  Equity in undistributed earnings of subsidiaries           1,495                       1,495     (1,495)(1)             0
  Indebtedness of subsidiary consolidated - not current         14                          14        (14)(2)             0
  Investment in Allegheny Pittsburgh Coal Company:
    Common stock, at equity                                 (6,648)           0         (6,648)         0            (6,648)
    Advances                                                 7,061            0          7,061          0             7,061
  Investment in Allegheny Generating Company:
    Common stock, at equity                                      0            0              0          0                 0
  Long-term notes receivable                               594,941            0        594,941   (594,941)(2)             0
  Other                                                        113            0            113         (1)              112

Current assets:
  Cash and temporary cash investments                       19,188          100         19,288          0            19,288
  Accounts receivable:
    Electric service                                       132,691            0        132,691          0           132,691
    Allowance for uncollectible accounts                   (16,077)           0        (16,077)         0           (16,077)
    Affiliated and other                                    23,877            0         23,877     (7,578)(3)        16,299
  Notes receivable due 1 yr.                                80,800            0         80,800          0            80,800
  Materials and supplies - at average cost:
    Operating and construction                              16,200            0         16,200          0            16,200
    Fuel                                                         0            0              0          0                 0
  Deferred income taxes                                     23,156            0         23,156     (7,585)(10)       15,571
  Prepaid taxes                                                656          972          1,628          0             1,628
  Intangible transition property                            52,779            0         52,779    (52,779)(11)            0
  Regulatory assets                                          1,740            0          1,740     22,217 (11)       23,957
  Other                                                      3,388            0          3,388     (1,857)(12)        1,531

Deferred charges:
  Regulatory assets                                        240,035            0        240,035    227,947 (11)      467,982
  Unamortized loss on reacquired debt                        3,621            0          3,621          0             3,621
  Intangible transition property                           539,735            0        539,735   (539,735)(11)            0
  Other                                                      9,681            0          9,681          0             9,681


      Total assets                                       2,961,748        1,072      2,962,820 (1,098,055)        1,864,765


              WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

              CONSOLIDATING BALANCE SHEET - DECEMBER 31, 1999
                                    (000's)


                                                                         West Virginia Power
                                                                          and Transmission
                                                                       Company and Subsidiary
                                                                     West Virginia   West Penn
                                                         West Penn     Power and   West Virginia
                                                           Power     Transmission   Water Power   West Penn
           CAPITALIZATION AND LIABILITIES                 Company       Company      Company     Funding Corp.    Subtotal
                                                                                                 (See pg C-2)
Capitalization:
  Common stock of West Penn Power Company                   70,021             0           0                      70,021
  Common stock of subsidiaries consolidated                      0         3,000           1                       3,001
  Other paid - in capital                                        0          (555)          0       137,561       137,006
  Retained earnings                                          9,637         1,500          (6)        1,155        12,286

  Preferred stock:
    Not subject to mandatory redemption                          0             0           0                           0
  Long - term debt and QUIDS                               415,819             0           0       550,207       966,026
  Indebtedness to affiliated consolidated - not current    594,940             0          15             0       594,955

Current liabilities:
  Long-term debt due 1 year                                      0             0           0        49,734        49,734
  Short - term debt                                              0             0           0                           0
  Accounts payable to affiliates                           104,778            14           0           633       105,425
  ccounts payable - others                                  55,267             0           0                      55,267
  Deferred income taxes                                          0             0           0         7,585         7,585
  Taxes accrued:
    Federal and state income                                 2,356           519           0         2,401         5,276
    Other                                                   10,566           108           0                      10,674
  Interest accrued                                           6,930             0           0         4,944        11,874
  Adverse power purchase commitments                        24,895             0           0                      24,895
  Deferred Gain on Sale of ITP                                   0             0           0        30,495        30,495
  Other                                                      5,924             2           0             0         5,926

Deferred credits and other liabilities:
  Unamortized investment credit                             21,847             0           0                      21,847
  Deferred income taxes                                    102,676             0           0       108,693       211,369
  Regulatory liabilities                                    15,126             0           0                      15,126
  Adverse power purchase commitments                       303,935             0           0                     303,935
  Deferred Gain on Sale of ITP                                   0             0           0       311,855       311,855
  Other                                                      7,169             0           0             1         7,170

      Total capitalization and liabilities               1,751,886         4,588          10     1,205,264     2,961,748



                                      B - 2a

                WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

                CONSOLIDATING BALANCE SHEET - DECEMBER 31, 1999
                                      (000's)






                                                                        West Penn
                                                          Prior Page    Transfer   Combined  Eliminations  Consolidated
             CAPITALIZATION AND LIABILITIES                Subtotal       Agent     Totals       etc.         Totals
                                                        (see pg B-2)                                       (see pg A-3a)
Capitalization:
  Common stock of West Penn Power Company                     70,021          0     70,021          0           70,021
  Common stock of subsidiaries consolidated                    3,001      2,877      5,878      (5,878)(1)           0
  Other paid - in capital                                    137,006          0    137,006    (137,006)(1)           0
  Retained earnings                                           12,286     (1,805)    10,481        (844)(1)       9,637

  Preferred stock
    Not subject to mandatory redemption                            0          0          0           0               0
  Long - term debt and QUIDS                                 966,026          0    966,026           0         966,026
  Indebtedness to affiliated consolidated - not current      594,955          0    594,955    (594,955)(2)           0

Current liabilities:
  Long-term debt due 1 year                                   49,734          0     49,734           0          49,734
  Short - term debt                                                0          0          0           0               0
  Accounts payable to affiliates                             105,425          0    105,425      (7,578)(3)      97,847
  Accounts payable - others                                   55,267          0     55,267           0          55,267
  Deferred income taxes                                        7,585          0      7,585      (7,585)(1)           0
  Taxes accrued:
    Federal and state income                                   5,276          0      5,276           0           5,276
    Other                                                     10,674          0     10,674           0          10,674
  Interest accrued                                            11,874          0     11,874      (1,857)(1)      10,017
  Adverse power purchase commitments                          24,895          0     24,895           0          24,895
  Deferred Gain on Sale of ITP                                30,495          0     30,495     (30,495)(1)           0
  Other                                                        5,926          0      5,926          (1)          5,925

Deferred credits and other liabilities:
  Unamortized investment credit                               21,847          0     21,847           0          21,847
  Deferred income taxes                                      211,369          0    211,369           0         211,369
  Regulatory liabilities                                      15,126          0     15,126           0          15,126
  Adverse power purchase commitments                         303,935          0    303,935           0         303,935
  Deferred Gain on Sale of ITP                               311,855          0    311,855    (311,855)(1)           0
  Other                                                        7,170          0      7,170          (1)          7,169

      Total capitalization and liabilities                 2,961,748      1,072  2,962,820  (1,098,055)      1,864,765


               WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

    CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 1999
                                    (000's)


                                                                 West Virginia Power
                                                                  and Transmission
                                                               Company and Subsidiary
                                                             West Virginia    West Penn
                                                 West Penn     Power and    West Virginia
                                                   Power      Transmission   Water Power   West Penn
                                                  Company       Company        Company    Funding Corp.    Subtotal
Electric operating revenues:                                                              (See pg C-3)
  Residential                                      415,109               0            0        2,491       417,600
  Commercial                                       229,018               0            0        1,579       230,597
  Industrial                                       356,386               0            0        3,412       359,798
  Wholesale and other, including affiliates        434,990               0            0           20       435,010

  Bulk power transactions, net                     278,209               0            0                    278,209

     Total operating revenues                    1,713,712               0            0        7,502     1,721,214

 Operating expenses:
   Operation:
       Fuel                                        213,626               0            0                    213,626
       Purchased power and exchanges, net          750,765               0            0                    750,765

       Other                                       202,376              37            0          114       202,527

   Maintenance                                      93,436               0            0                     93,436
   Depreciation                                    113,742               0            0        2,426       116,168
   Taxes other than income taxes                    80,718               1            0                     80,719
   Federal and state income taxes                   68,685               0            0          (36)       68,649

       Total operating expenses                  1,523,348              38            0        2,504     1,525,890
       Operating income                            190,364             (38)           0        4,998       195,324

 Other income and deductions:
   Allowance for other than borrowed funds used
       during construction                              33               0            0                         33
   Other, net                                       13,393             473            0        4,195        18,061
       Total other income and deductions            13,426             473            0        4,195        18,094
       Income before interest charges              203,790             435            0        9,193       213,418

 Interest charges:
   Interest on long - term debt                     56,783               0            0        4,944        61,727
   Other interest                                   12,307               0            0          126        12,433

   Allowance for borrowed funds used during
       construction and interest capitalized        (2,900)              0            0                     (2,900)
         Total interest charges                     66,190               0            0        5,070        71,260
 Income (loss) before extraordinary charge         137,600             435            0        4,123       142,158
 Extraordinary charge, net                         (10,018)              0            0                    (10,018)
 Net income (loss)                                 127,582             435            0        4,123       132,140


                                      B - 3a

               WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

      CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 1999
                                     (000's)





                                                              West Penn
                                                  Prior Page   Transfer    Combined  Eliminations,   Consolidated
                                                   Subtotal     Agent       Totals       etc.           Totals
                                                 (see pg B-3)                                        (see pg A-5a)
Electric operating revenues:
 Residential                                         417,600           0     417,600           0        417,600
 Commercial                                          230,597           0     230,597           0        230,597
 Industrial                                          359,798           0     359,798           0        359,798
 Wholesale and other, including affiliates           435,010           0     435,010    (366,907)(4      67,999
                                                                                            (104)(6)
 Bulk power transactions, net                        278,209           0     278,209           0        278,209

     Total operating revenues                      1,721,214           0   1,721,214    (367,011)     1,354,203

 Operating expenses:
   Operation:
       Fuel                                          213,626           0     213,626           0        213,626
       Purchased power and exchanges, net            750,765           0     750,765    (353,096)(4     398,199
                                                                                             530 (5)
       Other                                         202,527           0     202,527     (13,810)(4     188,613
                                                                                            (104)(6)
   Maintenance                                        93,436           0      93,436           0         93,436
   Depreciation                                      116,168           0     116,168      (1,900)(5     114,268
   Taxes other than income taxes                      80,719           0      80,719           0         80,719
   Federal and state income taxes                     68,649        (971)     67,678       3,937 (8      71,573
                                                                                             (42)(5)
       Total operating expenses                    1,525,890        (971)  1,524,919    (364,485)     1,160,434
       Operating income                              195,324         971     196,295      (2,526)       193,769

 Other income and deductions:
   Allowance for other than borrowed funds used
       during construction                                33           0          33           0             33
   Other, net                                         18,061           0      18,061      (8,440)         9,621
       Total other income and deductions              18,094           0      18,094      (8,440)         9,654
       Income before interest charges                213,418         971     214,389     (10,966)       203,423

 Interest charges:
   Interest on long - term debt                       61,727           0      61,727           0         61,727
   Other interest                                     12,433       2,776      15,209      (8,223)(7       6,996
                                                                                              10 (5)
   Allowance for borrowed funds used during
       construction and interest capitalized          (2,900)          0      (2,900)          0         (2,900)
         Total interest charges                       71,260       2,776      74,036      (8,213)        65,823
 Income (loss) before extraordinary charge           142,158      (1,805)    140,353      (2,753)       137,600
 Extraordinary charge, net                           (10,018)          0     (10,018)          0        (10,018)
 Net income (loss)                                   132,140      (1,805)    130,335      (2,753)       127,582


               WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

      CONSOLIDATING STATEMENTS OF RETAINED EARNINGS AND PAID - IN CAPITAL
                       FOR YEAR ENDED DECEMBER 31, 1999
                                    (000's)



                                                                           West Virginia Power
                                                                            and Transmission
                                                                         Company and Subsidiary
                                                                         West Virgini    West Penn
                                                              West Penn    Power and    West Virginia
                                                                Power     Transmission   Water Power    West Penn
                                                               Company      Company       Company     Funding Corp.   Subtotal
                   RETAINED EARNINGS                                                                  (see pg C-4)

Balance at January 1, 1999                                      210,692       1,065           (6)              0      211,751

Add:
  Net Income (loss)                                             127,582         435            0           4,123      132,140

      Total                                                     338,274       1,500           (6)          4,123      343,891

Deduct:
  Dividends on capital stock of West Penn Power Co.:
    Preferred stock
      4 - 1/2%                                                      668           0            0               0          668
      4.20% Series B                                                105           0            0               0          105
      4.10% Series C                                                103           0            0               0          103
      Auction                                                       724           0            0               0          724
    Common stock                                                 83,804           0            0           2,968       86,772
  Cumulative preferred stock redemption premiums                  3,256           0            0               0        3,256
  Decrease in retained earnings related to transfer of assets   239,977           0            0               0      239,977

      Total deductions                                          328,637           0            0           2,968      331,605

Balance at December 31, 1999                                      9,637       1,500           (6)          1,155       12,286


OTHER PAID - IN CAPITAL

Balance at January 1, 1999                                       55,475        (555)           0               0       54,920

Add:
   Capital contribution from parent                                                                      137,561      137,561

Less:
   Premiums or redemption of preferred                            1,055                                                 1,055
   Decrease in paid-in-capital due to transfer of assets         54,420                                                54,420

Balance at December 31, 1999                                          0        (555)           0         137,561      137,006


                                    B - 4a

               WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

      CONSOLIDATING STATEMENTS OF RETAINED EARNINGS AND PAID - IN CAPITAL
                      FOR YEAR ENDED DECEMBER 31, 1999
                                   (000's)







                                                                             West Penn
                                                               Prior Page    Transfer     Combined  Eliminations,    Consolidated
                                                                Subtotal       Agent       Totals       etc.            Totals
                      RETAINED EARNINGS                       (see pg B-4)                                           (see pg A-7a)

Balance at January 1, 1999                                       211,751            0     211,751      (1,059)            210,692

Add:
  Net Income (loss)                                              132,140       (1,805)    130,335      (2,753)            127,582

      Total                                                      343,891       (1,805)    342,086      (3,812)            338,274

Deduct:
  Dividends on capital stock of West Penn Power Co.:
    Preferred stock
      4 - 1/2%                                                       668            0         668           0                 668
      4.20% Series B                                                 105            0         105           0                 105
      4.10% Series C                                                 103            0         103           0                 103
      Auction                                                        724            0         724           0                 724
    Common stock                                                  86,772            0      86,772      (2,968)             83,804
  Cumulative preferred stock redemption premiums                   3,256            0       3,256           0               3,256
  Decrease in retained earnings related to transfer of assets    239,977            0     239,977           0             239,977

      Total deductions                                           331,605            0     331,605      (2,968)            328,637

Balance at December 31, 1999                                      12,286       (1,805)     10,481        (844)              9,637


OTHER PAID - IN CAPITAL

Balance at January 1, 1999                                        54,920            0      54,920         555              55,475

Add:
   Capital contribution from parent                              137,561                  137,561    (137,561)                  0

Less:
   Premiums or redemption of preferred                             1,055                    1,055                           1,055
   Decrease in paid-in-capital due to transfer of assets          54,420                   54,420                          54,420

Balance at December 31, 1999                                     137,006            0     137,006    (137,006)                  0


                WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

   CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 1999
                                    (000's)




                                                                            West Virginia Power
                                                                             and Transmission
                                                                          Company and Subsidiary
                                                                        West Virginia     West Penn
                                                           West Penn      Power and     West Virginia
                                                              Power      Transmission     Water Power    West Penn
                                                             Company        Company      Company        Funding Corp.   Subtotal
Cash Flows from Operations:                                                                             (see pg C-5)
  Net Income (loss)                                          127,582            435              0          4,123      132,140
  Extraordinary charge, net of taxes                          10,018              0              0              0       10,018
  Net income before extraordinary charge                     137,600            435              0          4,123      142,158
  Depreciation and amortization                              113,742              0              0          2,426      116,168
  Deferred investment credit and income taxes, net            39,616                                                    39,616
  Write-off of generation project costs                        6,641                                                     6,641
  Unconsolidated subsidiaries' dividends in excess of ea       2,765                                                     2,765
  Allowance for other than borrowed funds used
    during construction (AOFDC)                                  (33)             0              0              0          (33)
  Amortization of adverse power purchase contracts           (27,907)                                                  (27,907)
  Amortization of debt issuance expenses                                                                                     0
  Pennsylvania CTC true-up regulatory asset                  (20,004)                                                  (20,004)
  Changes in certain current assets and liabilities:
    Accounts receivable, net                                   7,637             (5)             0         (7,474)         158


    Materials and supplies                                      (537)             0              0              0         (537)
    Accounts payable                                          70,271             14              0            633       70,918

    Taxes accrued                                              3,926            148              0          2,401        6,475
    Regulatory liabilities                                   (13,199)                                                  (13,199)
    Interest accrued                                          (8,751)                                       4,944       (3,807)
    Contribution to subsidiary                                (5,927)                                                   (5,927)
    Restructuring settlement refund                          (28,251)                                                  (28,251)
  Other, net                                                  (3,859)            (5)                       (3,532)      (7,396)
      Total Cash Flows from Operations                       273,730            587              0          3,521      277,838

Cash Flows from Investing:
  Utility Construction expenditures (less allowance for other
    than borrowed funds used during construction)            (86,257)                                                  (86,257)
  Nonutility Construction expenditures                       (27,956)                                                  (27,956)
      Total Cash Flows from Investing                       (114,213)             0              0              0     (114,213)

Cash Flows from Financing:
  Retirement of preferred stock                              (82,964)                                                  (82,964)
  Issuance of long - term debt                                97,830                                      595,363      693,193
  Retirement of long - term debt                            (525,000)                                                 (525,000)
  Restricted funds                                                                                         (3,006)      (3,006)
  Parent company contribution                                                                               3,050        3,050
  Short - term debt                                          (55,766)                                                  (55,766)
  Notes payable to affiliate                                  (9,300)                                                   (9,300)
  Notes receivable from affiliate                            (80,800)                                                  (80,800)
  Notes receivable from parent                                     0                                     (594,941)    (594,941)
  Notes receivable to subsidiary                             594,941                                                   594,941
  Dividends on capital stock:
    Preferred stock                                           (1,600)                                                   (1,600)
    Common stock                                             (83,804)                                      (2,968)     (86,772)
        Total Cash Flows from Financing                     (146,463)             0              0         (2,502)    (148,965)

Net Change in Cash and
  Temporary Cash Investments*                                 13,054            587              0          1,019       14,660
Cash and Temporary Cash Investments at January 1               2,869          1,659              0              0        4,528
Cash and Temporary Cash Investments at December 31            15,923          2,246              0          1,019       19,188


Supplemental cash flow information:
  Cash paid during the year for:
    Interest (net of amount capitalized)                      64,793                                                    64,793
    Income taxes                                              22,333                           196            622       23,151


*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase, are considered to be the equivalent of cash.

                                    B - 5a

              WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

   CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 1999
                                    (000's)




                                                                        West Penn
                                                        Prior Page     Transfer      Combined   Eliminations,   Consolidated
                                                          Subtotal        Agent        Totals        etc.           Totals
                                                       (see pg B-4)                                            (see pg A-9a)
Cash Flows from Operations:
  Net Income (loss)                                          132,140     (1,805)      130,335      (2,753)       127,582
  Extraordinary charge, net of taxes                          10,018          0        10,018           0         10,018
  Net income before extraordinary charge                     142,158     (1,805)      140,353      (2,753)       137,600
  Depreciation and amortization                              116,168          0       116,168      (1,900) (5)   114,268
  Deferred investment credit and income taxes, net            39,616                   39,616       (439)         39,177
  Write-off of generation project costs                        6,641                    6,641                      6,641
  Unconsolidated subsidiaries' dividends in excess of earnings 2,765                    2,765       (216)          2,549
  Allowance for other than borrowed funds used                     0
    during construction (AOFDC)                                  (33)         0           (33)          0            (33)
  Amortization of adverse power purchase contracts           (27,907)                 (27,907)                   (27,907)
  Amortization of debt issuance expenses                           0                        0                          0
  Pennsylvania CTC true-up regulatory asset                  (20,004)                 (20,004)                   (20,004)
  Changes in certain current assets and liabilities:
    Accounts receivable, net                                     158          0           158       7,578(3)       7,736


    Materials and supplies                                      (537)         0          (537)                      (537)
    Accounts payable                                          70,918          0        70,918         705 (13)    65,008
                                                                                                      963 (13)
                                                                                                   (7,578) (3)

    Taxes accrued                                              6,475          0         6,475                      6,475
    Regulatory liabilities                                   (13,199)                 (13,199)                   (13,199)
    Interest accrued                                          (3,807)                  (3,807)     (1,857)        (5,664)
    Contribution to subsidiary                                (5,927)                  (5,927)      5,927              0
    Restructuring settlement refund                          (28,251)                 (28,251)      3,151        (25,100)
 Other, net                                                   (7,396)      (972)       (8,368)     (5,195)       (13,563)
      Total Cash Flows from Operations                       277,838     (2,777)      275,061      (1,614)       273,447

Cash Flows from Investing:
  Utility Construction expenditures (less allowance for other                               0
    than borrowed funds used during construction)            (86,257)                 (86,257)                   (86,257)
  Nonutility Construction expenditures                       (27,956)                 (27,956)                   (27,956)
        Total Cash Flows from Investing                     (114,213)         0      (114,213)          0       (114,213)

Cash Flows from Financing:
  Retirement of preferred stock                              (82,964)                 (82,964)                   (82,964)
  Issuance of long - term debt                               693,193                  693,193       4,578        697,771
  Retirement of long - term debt                            (525,000)                (525,000)                  (525,000)
  Restricted funds                                            (3,006)                  (3,006)                    (3,006)
  Parent company contribution                                  3,050      2,877         5,927      (5,927)             0
  Short - term debt                                          (55,766)                 (55,766)                   (55,766)
  Notes payable to affiliate                                  (9,300)                  (9,300)                    (9,300)
  Notes receivable from affiliate                            (80,800)                 (80,800)          0        (80,800)
  Notes receivable from parent                              (594,941)                (594,941)    594,941  (2)         0
  Notes receivable from subsidiary                           594,941                  594,941    (594,941)             0
  Dividends on capital stock:                                                                           0              0
    Preferred stock                                           (1,600)                  (1,600)                    (1,600)
    Common stock                                             (86,772)                 (86,772)      2,968  (9)   (83,804)
      Total Cash Flows from Financing                       (148,965)     2,877      (146,088)      1,619       (144,469)

Net Change in Cash and
  Temporary Cash Investments*                                 14,660        100        14,760           5         14,765
Cash and Temporary Cash Investments at January 1               4,528          0         4,528          (5)         4,523
Cash and Temporary Cash Investments at December 31            19,188        100        19,288           0         19,288


Supplemental cash flow information:
  Cash paid during the year for:
    Interest (net of amount capitalized)                      64,793                   64,793                     64,793
    Income taxes                                              23,151                   23,151                     23,151


*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase, are considered to be the equivalent of cash.

            WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANY

              CONSOLIDATING BALANCE SHEET - DECEMBER 31, 1999
                                    (000's)





                                                                                                                Consolidated
                                                                                                                   Totals
                                             West Penn     West Penn      Combined     Eliminations,     (Carried to
              ASSETS                       Funding, Corp.  Funding, LLC     Totals           etc.          page B - 1)

Property, plant and equipment:
  At original cost                                    0             0             0             0                  0
  Accumulated depreciation                            0             0             0             0                  0

Investments and other assets:
  Securities of subsidiaries consolidated         3,025             0         3,025        (3,025)(1)              0
  Equity in undistributed earnings of subsidiary    (57)                        (57)           57 (2)              0
  Long-term notes receivable                    594,941             0       594,941             0            594,941
  Other                                               0             0             0             0                  0

Current assets:
  Cash and temporary cash investments                16         1,003         1,019             0              1,019
  Accounts receivable:
    Affiliated                                        0         7,474         7,474             0              7,474
    Restricted funds                                  0         3,006         3,006        (3,006)(5)             -
  Deferred income taxes                               0             0             0             0                  0
  Intangible transition property - short-term         0        52,779        52,779             0             52,779
  Interest receivable                             1,857             0         1,857             0              1,857

Deferred charges:
  Deferred income taxes                               0             0             0             0                  0
  Intangible transition property - long-term          0       539,838       539,838          (103)(3)        539,735
  Unamortized debt issuance expense                             4,453         4,453        (4,453)(6)             -
  Other                                               0             0             0         3,006 (5)          7,459
                                                                                             4,453(6)

Total assets                                    599,782       608,553     1,208,335        (3,071)         1,205,264


             WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANY

               CONSOLIDATING BALANCE SHEET - DECEMBER 31, 1999
                                     (000's)



                                                                                                       Consolidated
                                                                                                          Totals
                                          West Penn     West Penn     Combined   Eliminations,  (Carried to
 CAPITALIZATION AND LIABILITIES          Funding Corp.  Funding, LLC    Totals       etc.        page B - 2)

Capitalization:
  Member's equity                                  0         3,025        3,025     (3,025)(1)           0
  Other paid - in capital                    137,561             0      137,561          0         137,561
  Retained earnings                            1,155             6        1,161         (6)          1,155

  Preferred stock:
    Not subject to mandatory redemption            0             0            0          0               0
  Long - term debt                                 0       550,207      550,207          0         550,207

Current liabilities:
  Long-term debt due 1 year                        0        49,734       49,734          0          49,734
  Short - term debt                                0             0            0          0               0
  Accounts payable to affiliates                   0           633          633          0             633
  Accounts payable - others                        0             0            0          0               0
  Deferred income taxes                        7,669             0        7,669        (84)(4)       7,585
  Taxes accrued:
  Federal and state income                     1,493             4        1,497        904 (7)       2,401
  Other                                            0             0            0          0               0
  Interest accrued                                 0         4,944        4,944          0           4,944
  Deferred Gain on Sale of ITP - short-term   30,495             0       30,495          0          30,495
  Other                                            0             0            0                          0

Deferred credits and other liabilities:
  Deferred income taxes                      109,553             0      109,553       (944)(7)     108,693
                                                                                        84 (4)
  Deferred Gain on Sale of ITP - long-term   311,855             0      311,855          0         311,855
  Other                                            1             0            1          0               1

    Total capitalization and liabilities     599,782       608,553    1,208,335     (3,071)      1,205,264


               WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANY

       CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 1999
                                        (000's)



                                                                                                          Consolidated
                                                                                                             Totals
                                             West Penn    West Penn    Combined   Eliminations,    (Carried to
                                           Funding Corp.  Funding, LLC   Totals        etc.         page B - 3)
Intangible transition charge revenues:
  Residential                                        0         2,491        2,491           0            2,491
  Commercial                                         0         1,579        1,579           0            1,579
  Industrial                                         0         3,412        3,412           0            3,412
  Wholesale and other, including affiliates          0            20           20           0               20

    Total operating revenues                         0         7,502        7,502           0            7,502

 Operating expenses:
   Administrative & General                          9           105          114           0              114
   Amortization of intangible transition property    0         2,323        2,323         103 (3)        2,426
   Federal and state income taxes                    0             4            4         (40)(7)          (36)
     Total operating expenses                        9         2,432        2,441          63            2,504
     Operating income                               (9)        5,070        5,061         (63)           4,998

 Other income and deductions:
   Other income, net                             4,132             6        4,138          57 (2)        4,195
     Total other income and deductions           4,132             6        4,138          57            4,195
     Income before interest charges              4,123         5,076        9,199          (6)           9,193

 Interest charges:
   Interest on other long - term obligations         0         4,944        4,944           0            4,944
   Amortization of debt issuance costs               0           126          126           0              126
     Total interest charges                          0         5,070        5,070           0            5,070
 Net Income (loss)                               4,123             6        4,129          (6)           4,123

            WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANY

    CONSOLIDATING STATEMENTS OF RETAINED EARNINGS AND PAID - IN CAPITAL
                       FOR YEAR ENDED DECEMBER 31, 1999
                                    (000's)



                                                                                                        Consolidated
                                                                                                           Totals
                                      West Penn      West Penn      Combined    Eliminations,    (Carried to
                                    Funding Corp.   Funding, LLC      Totals         etc.         page B - 4)
      RETAINED EARNINGS

Balance at January 1, 1999                    0              0              0            0                0

Add:
  Net Income (loss)                       4,123              6          4,129           (6)           4,123

Total                                     4,123              6          4,129           (6)           4,123

Deduct:
  Dividends                               2,968              0          2,968            0            2,968

      Total deductions                    2,968              0          2,968            0            2,968

Balance at December 31, 1999              1,155              6          1,161           (6)           1,155


OTHER PAID - IN CAPITAL

Balance at January 1, 1999                    0              0              0            0                0

Add:
  Premium on common stock               134,511              0        134,511            0          134,511

  Miscellaneous paid-in capital           3,050              0          3,050            0            3,050


Balance at December 31, 1999            137,561              0        137,561            0          137,561


            WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANY

   CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 1999
                                     (000's)





                                                                                                                   Consolidated
                                                                                                                      Totals
                                                      West Penn       West Penn        Combined    Eliminations,   (Carried to
                                                     Funding Corp.    Funding, LLC       Totals          etc.        page B-5)
Cash Flows from Operations:
  Net Income (loss)                                        4,123               6           4,129            (6)          4,123
  Amortization of intangible transition property               0           2,323           2,323           103           2,426
  Unconsolidated subsidiaries' dividends in excess of earnings
  Amortiazation of debt issuance expenses                     57               0              57           (57)              0
  Changes in certain current assets and liabilities:
    Accounts receivable from parent                                       (7,474)         (7,474)                       (7,474)
    Accounts payable to parent                                               633             633                           633
    Taxes accrued                                          1,493               4           1,497           904           2,401
    Interest accrued                                                       4,944           4,944                         4,944
  Other, net                                              (2,714)            126          (2,588)         (944)         (3,532)
      Total Cash Flows from Operations                     2,959             562           3,521             0           3,521

Cash Flows from Investing:
  Investment in Subsidiary                                (3,025)                         (3,025)        3,025               0
  Purchase of intangible transition property                            (594,941)       (594,941)      594,941               0
                                                          (3,025)       (594,941)       (597,966)      597,966               0
Cash Flows from Financing:
  Retirement of preferred stock
  Issuance of long - term debt                                           595,363         595,363                       595,363
  Retirement of long - term debt
  Restricted funds                                                        (3,006)         (3,006)                       (3,006)
  Equity contribution                                      3,050           3,025           6,075        (3,025)          3,050
  Short - term debt
  Notes payable to affiliate
  Notes receivable from affiliate                       (594,941)                       (594,941)                     (594,941)
  Sale of intangible transition property                 594,941                         594,941      (594,941)              0
  Notes receivable from subsidiary
  Dividends on capital stock:                                                        `
    Preferred stock
    Common stock                                          (2,968)                         (2,968)                       (2,968)
        Total Cash Flows from Financing                       82         595,382         595,464      (597,966)         (2,502)

Net Change in Cash and
  Temporary Cash Investments*                                 16           1,003           1,019                         1,019
Cash and Temporary Cash Investments at January 1               0               0               0             0               0
Cash and Temporary Cash Investments at December 31            16           1,003           1,019             0           1,019

                                                           3,041           1,003           4,044        (3,025)          1,019
Supplemental cash flow information:
  Cash paid during the year for:
    Interest (net of amount capitalized)                       0               0               0             0               0
    Income taxes                                           1,851          (1,229)            622             0             622


*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase, are considered to be the equivalent of cash.

             ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES

              CONSOLIDATING BALANCE SHEET - DECEMBER 31, 1999
                                   (000's)



                                                       Allegheny              Allegheny                              Totals
                                          Allegheny Communication  AYP       Energy     Combined  Eliminations,(Carried to
               ASSETS                      Ventures     Connect    Energy    Solutions     Totals      etc.      page A - 2)

Property, plant and equipment:
  At original cost                             953       10,758        0           0      11,711         0         11,711
  Accumulated depreciation                    (123)        (508)       0           0        (631)        0           (631)

Investments and other assets:
  Excess of cost over net assets acquired    1,181            0        0           0       1,181         0          1,181
  Securities of subsidiaries consolidated   25,988            0        0           0      25,988   (25,988)(1)          0
  Nonutility Investments                     8,235        7,017        0           0      15,252         0         15,252

Current assets:
  Cash                                         786        2,504    1,346         244       4,880         0          4,880
  Accounts receivable:
    Electric service                           694        3,242   (1,346)          0       2,590         0          2,590
    Allowance for uncollectible accounts         0            0        0      (2,094)     (2,094)        0         (2,094)
    Affiliated and other                       945          441        0       2,115       3,501       (16)(3)      3,485
  Materials and supplies - at average cost:
    Operating and construction                 420            0        0           0         420         0            420
  Prepaid taxes                                360            0        0         736       1,096         0          1,096
  Other                                         33            1        0          (1)         33         0             33

Deferred charges:
  Other                                          6        3,044        0           0       3,050         0          3,050

      Total assets                          39,478       26,499        0       1,000      66,977   (26,004)        40,973


               ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES

                CONSOLIDATING BALANCE SHEET - DECEMBER 31, 1999
                                     (000's)


                                                             Allegheny               Allegheny                             Totals
                                               Allegheny   Communications   AYP      Energy     Combined   Eliminations, (Carried to
             CAPITALIZATION AND LIABILITIES     Ventures      Connect      Energy    Solutions   Totals        etc.        page A-4)

Capitalization:
  Common stock owned by Allegheny Energy, Inc.        1                                               1                       1
  Common stock of subsidiaries consolidated                           1         1         1           3        (3)(1)         0
  Other paid - in capital                        77,347          24,799    29,935     5,343     137,424   (60,077)(1)    77,347
  Retained earnings                             (38,230)            717   (29,936)   (4,873)    (72,322)   34,092 (2)   (38,230)


Current liabilities:
  Accounts payable to affiliates                    245             155         0         2         402       (16)(3)       386
  Acounts payable - others                          101              39         0         7         147         0           147
  Taxes accrued:
    Federal and state income                         12             756         0         0         768         0           768
    Other                                             2              32         0       149         183         0           183
  Interest accrued                                    0               0         0         0           0         0             0

Deferred credits and other liabilities:
  Deferred income taxes                               0               0         0       371         371         0           371

      Total capitalization and liabilities       39,478          26,499         0     1,000      66,977   (26,004)       40,973


                ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES

       CONSOLIDAING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 1999
                                     (000's)

                                                                                                             Consolidated
                                                 Allegheny              Allegheny                         Totals
                                    Allegheny  Communication    AYP      Energy    Combined Eliminations(carried to
                                    Ventures      Connect     Energy    Solutions   Totals     etc.     page A - 6)

Operating revenues:
  Residential                               0            0          0      3,014     3,014         0       3,014
  Commercial                                0            0          0        (82)      (82)        0         (82)
  Industrial                                0            0          0     (1,480)   (1,480)        0      (1,480)
  Wholesale and other,
   including affiliates                   877        6,553     47,881          0    55,311    (1,492)(4   53,819
  Bulk power transactions, net              0            0     55,085          0    55,085         0      55,085

       Total operating revenues           877        6,553    102,966      1,452   111,848    (1,492)    110,356

 Operating expenses:
   Operation:
     Fuel                                   0            0     20,378          0    20,378         0      20,378
     Purchased power and exchanges, net     0            0     54,882      1,249    56,131    (1,492)(4   54,639
     Other                              2,660        3,182      4,081      2,685    12,608         0      12,608
   Maintenance                             61           (1)     3,281          0     3,341         0       3,341
   Depreciation                            70          496      5,318          0     5,884         0       5,884
   Taxes other than income taxes          169           24      4,803         65     5,061         0       5,061
   Federal and state income taxes        (741)       1,119        524       (847)       55         0          55
       Total operating expenses         2,219        4,820     93,267      3,152   103,458    (1,492)    101,966
       Operating income                (1,342)       1,733      9,699     (1,700)    8,390         0       8,390

 Other income and deductions:
   Other income, net                    1,223         (640)       358         36       977    (1,193)(2     (216)
       Total other income and
         deductions                     1,223         (640)       358         36       977    (1,193)       (216)
       Income before interest charges    (119)       1,093     10,057     (1,664)    9,367    (1,193)      8,174

 Interest charges:
   Interest on other long-
     term obligations                       0            0      8,251          0     8,251         0       8,251
   Other interest                           2            0         14         28        44         0          44
       Total interest charges               2            0      8,265         28     8,295         0       8,295

     Net income (loss)                   (121)       1,093      1,792     (1,692)    1,072    (1,193)       (121)


               ALLEGHENY VENTURES, INC AND SUBSIDIARY COMPANIES

   CONSOLIDATING STATEMENTS OF RETAINED EARNINGS AND OTHER PAID - IN CAPITAL
                      FOR YEAR ENDED DECEMBER 31, 1999
                                    (000's)


                                                         Allegheny            Allegheny                              Totals
                                             Allegheny Communications  AYP     Energy     Combined  Eliminations,  (Carried to
                                              Ventures    Connect     Energy  Solutions    Totals      etc.         page A-8)
           RETAINED EARNINGS

Balance at January 1, 1999                     (38,109)       (376)  (31,728)    (3,181)  (73,394)    35,285        (38,109)

Add:
  Net income (loss)                               (121)      1,093     1,792     (1,692)    1,072     (1,193)(2)       (121)

      Total                                    (38,230)        717   (29,936)     4,873    72,322     34,092        (38,230)

Deduct:
  Dividends on common stock of Allegheny Energy
    System, Inc.                                      0           0         0          0         0          0              0
  Dividends on capital stock of  subsidiary companies:
    Preferred                                         0           0         0          0         0          0              0
    Common                                            0           0         0          0         0          0
      Total deductions                                0           0         0          0         0          0              0

Balance at December 31, 1999                    (38,230)        717   (29,936)     4,873    72,322     34,092        (38,230)


             OTHER PAID - IN CAPITAL

Balance at January 1, 1999                       57,823       6,901    35,659      3,243   103,626    (45,803)        57,823

Add:
  Capital Contributions from Parent              54,748      17,898    29,500      2,100   104,246    (49,498)(1)     54,748
  Reduction of equity related to
    transfer of assets                          (35,224)              (35,224)             (70,448)    35,224 (1)    (35,224)

Balance at December 31, 1999                     77,347      24,799    29,935      5,343   137,424    (60,077)        77,347



               ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES

   CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 1999
                                    (000's)

                                                            Allegheny              Allegheny                               Totals
                                              Allegheny   Communications   AYP      Energy     Combined  Eliminations,  (Carried to
                                               Ventures      Connect     Energy    Solutions    Totals        etc.       page A-10)
Cash Flows from Operations:
  Net (loss) income                              (121)        1,093      1,792     (1,692)      1,072        (1,193)      (121)
  Depreciation                                     70           496      5,318          0       5,884             0      5,884
  Deferred investment credit and income
    taxes, net                                      0             0      3,591        355       3,946             0      3,946
  Cash tranferred to Allegheny Energy Supply                           (13,058)               (13,058)                 (13,058)
  Write-off of merger related costs                                                 2,094       2,094                    2,094
  Changes in certain assets and liabilities:
    Accounts receivable, net                   (1,143)       (3,378)     7,842      5,583       8,904            16      8,920
    Materials and supplies                       (420)            0      1,205          0         785             0        785
    Accounts payable                               97           (94)    (9,901)    (2,620)    (12,518)          (16)   (12,534)
    Taxes accrued                                (740)          788     (1,171)    (1,137)     (2,260)            0     (2,260)
  Other, net                                  (37,312)       (4,976)      (423)    (3,631)    (46,342)       43,103     (3,239)
      Total Cash Flows from Operations        (39,569)       (6,071)    (4,805)    (1,048)    (51,493)       41,910     (9,583)


Cash Flows from Investing:
  Nonutility Investments                      (14,159)       (9,564)     (136)        (5)    (23,864)        7,588    (16,276)
  Acquisition of businesses                    (2,117)                                        (2,117)                  (2,117)
                                              (16,276)       (9,564)     (136)        (5)    (25,981)        7,588    (18,393)

Cash Flows from Financing:
  Issuance of long - term debt                      0             0         0          0           0             0          0
  Retirement of long - term debt                    0             0   (30,000)               (30,000)            0    (30,000)
  Short - term debt                                 0             0         0     (1,000)     (1,000)            0     (1,000)
  Notes receivable from affiliates                  0             0         0          0           0             0          0
  Financing costs                                   0             0                    0           0             0          0
  Parent company contribution                  54,748        17,898    29,500      2,100     104,246       (49,498)    54,748

  Dividends on capital stock:
    Preferred stock                                 0             0         0          0           0             0          0
    Common stock                                    0             0         0          0           0             0          0
      Total Cash Flows from Financing          54,748        17,898      (500)     1,100      73,246       (49,498)    23,748

Net Change in Cash                             (1,097)        2,263    (5,441)        47      (4,228)            0     (4,228)
Cash at January 1                               1,883           241     6,787        197       9,108             0      9,108
Cash at December 31                               786         2,504     1,346        244       4,880             0      4,880

Supplemental cash flow information:               786         2,504     1,346        244       4,880             0      4,880
  Cash paid during the year for:
    Interest                                        2             0     7,749         28       7,779             0      7,779
    Income taxes                                  416            16    (1,810)       139      (1,239)            0     (1,239)


                                       E - 1
                     INDIANA - KENTUCKY ELECTRIC CORPORATION

                       BALANCE SHEET -- DECEMBER 31, 1999
                                     UNAUDITED
                                      (000's)

                                      Assets


Electric plant - at original cost, including $3,295
  construction work in progress                                             415,335
    Less - Accumulated provisions for depreciation and amortization         358,996
                                                                             56,339


Current assets:
  Cash and cash equivalents                                                       9
  Accounts receivable                                                             9
  Coal in storage, at average cost                                           25,642
  Materials and supplies, at average cost                                    10,309
  Prepaid expenses and other                                                    627
                                                                             36,596

Deferred charges and other:
  Future federal income tax benefits                                         53,365
  Unrecognized pension expense                                                3,618
  Unrecognized postretirement benefits                                       18,444
  Unrecognized postemployment benefits                                          838
  Deferred depreciation                                                       7,104
  Deferred Fuel expense and other                                             4,122
                                                                             87,491

TOTAL ASSETS                                                                180,426


                         Capitalization and Liabilities

Capitalization:
  Common stock, without par value, stated at $200
    per share -
      Authorized - 100,000 shares
      Outstanding - 17,000 shares                                             3,400


Current liabilities:
  Accounts payable                                                           40,201
  Accrued taxes                                                               2,602
  Accrued interest and other                                                  2,996
                                                                             45,799

Deferred credits:
  Accrued pension liability                                                   3,618
  Advances from parent - construction                                        51,126
  Postretirement benefits obligation                                         18,444
  Postemployment benefits obligation                                            838




                                      E - 2
                    INDIANA - KENTUCKY ELECTRIC CORPORATION

                               STATEMENT OF INCOME

                     FOR THE YEAR ENDED DECEMBER 31, 1999
                                    UNAUDITED
                                     (000's)


Operating revenues:
  Sale of electric energy                            155,381
  Other operating revenues                                67

    Total operating revenues                         155,448

Operating expenses:
  Fuel consumed in operation                         107,222
  Other operation                                     19,368
  Maintenance                                         16,565
  Depreciation                                         7,420
  Taxes, other than federal income taxes               4,883

    Total operating expenses                         155,458

    Operating income (Loss)                              (10)

Interest income and other                                 13

  Income before interest charges                           3

Interest charges
  Interest expense, net                                    3

    Total interest charges                                 3

    Net income                                             0






                                          E - 3
                        INDIANA - KENTUCKY ELECTRIC CORPORATION

                                 STATEMENT OF CASH FLOWS

                           FOR THE YEAR ENDED DECEMBER 31, 1999
                                        UNAUDITED
                                         (000's)


Cash From Operations:
  Net Income                                                                0
Adjustments to reconcile net income to net
  cash provided by (used in) operating activities:
   Depreciation and amortization                                        7,420
Changes in assets and liabilities:
    Accounts receivable                                                   674
    Interest receivable                                                     1
    Coal in storage                                                    (3,590)
    Materials and supplies                                             (1,588)
    Prepaid expenses and other                                            473
    Accounts payable                                                   18,298
    Accrued taxes                                                           8
    Accrued interest and other                                            473
    Other                                                              (4,862)

      Net cash provided by operations                                  17,307

Investing Activities:
  Reimbursement for plant replacements and
   additional facilities                                                7,956
   Net electric plant additions                                       (14,369)
   Advances from parent                                                (6,896)

      Net cash provided by (used in) investing activities             (13,309)

Financing Activities:
    Coal purchase obligation                                           (4,000)

      Net cash provided by (used in) financing activities              (4,000)

      Net decrease in cash and cash equivalents                            (2)

Cash and cash equivalents, beginning of year                               11

Cash and cash equivalents, end of year                                      9


Supplemental Disclosures
  Interest paid during the year                                           436

  Federal income taxes paid during the year                                 0


For purposes of this statement, the company considers temporary cash investments to be cash equivalents since they are readily convertible into cash and have maturities of less than three months.




                                         E - 4
                           OHIO VALLEY ELECTRIC CORPORATION

                           BALANCE SHEET -- DECEMBER 31, 1999
                                      UNAUDITED
                                       (000's)
                                       Assets


Electric plant - at original cost, including $8,146
  construction work in progress                                                303,691
    Less - Accumulated provisions for depreciation and amortization            289,816
                                                                                13,875
Investments and other:
  Investment in subsidiary company                                               3,400
  Advances to subsidiary - construction                                         51,126
                                                                                54,526
Current assets:
  Cash and cash equivalents                                                      2,762
  Accounts receivable                                                           50,573
  Coal in storage, at average cost                                               6,375
  Materials and supplies, at average cost                                       10,676
  SO2 Allowances                                                                 1,507
  Property taxes applicable to subsequent years                                  4,092
  Prepaid expenses and other                                                       490
                                                                                76,475
Deferred charges and Other:
  Unamortized debt expense                                                         237
  Future federal income tax benefits                                            21,921
  Unrecognized pension expense                                                   4,159
  Unrecognized postretirement benefits expense                                  20,081
  Unrecognized postemployment benefits expense                                     438
  SO2 Allowances                                                                 4,291
  Prepaids and other                                                               292
                                                                                51,419

    TOTAL ASSETS                                                               196,295

                           Capitalization and Liabilities

Capitalization:
  Common stock, $100 par value -
   Authorized - 300,000 shares
   Outstanding - 100,000 shares                                                 10,000
  Senior secured notes                                                          43,949
  Retained earnings                                                              1,995
                                                                                55,944
Currents liabilities:
  Current portion - long term debt                                               7,356
  Line-of-credit borrowings                                                     50,000
  Note payable maturing in one year                                              6,600
  Accounts payable                                                               7,619
  Accrued taxes                                                                  5,979
  Accrued Federal income taxes                                                   2,859
  Accrued interest and other                                                     2,316
                                                                                82,729
Deferred credits:
  Investment tax credits                                                        10,610
  Accrued pension liability                                                      4,159
  Postretirement benefits obligation                                            20,081
  Postemployment benefits obligation                                               438
  Antitrust settlement                                                           1,517
  Accumulated deferred income taxes                                             19,649
  Deferred credit - other                                                        1,168
                                                                                57,622

    TOTAL CAPITALIZATION AND LIABILITIES                                       196,295



                                     E - 5
                       OHIO VALLEY ELECTRIC CORPORATION

                             STATEMENT OF INCOME

                       FOR YEAR ENDED DECEMBER 31, 1999
                                  UNAUDITED
                                    (000's)


Operating revenues:
  Sale of electric energy                                    344,745
  Other operating revenues                                       743

      Total operating revenues                               345,488

Operating expenses:
  Fuel consumed in operation                                  92,793
  Purchased power                                            160,639
  Other power expenses                                        33,713
  Other operation                                             23,605
  Maintenance                                                 19,386
  Depreciation                                                   481
  Taxes, other than federal income taxes                       5,465
  Federal income taxes                                         2,076

      Total operating expenses                               338,158

      Operating income                                         7,330

Interest income and other                                        420

      Income before interest charges                           7,750

Interest charges
  Interest expense, net                                        5,581
  Amortization of debt expense                                    40

      Total interest charges                                   5,621

      Net Income                                               2,129

Retained earnings, beginning of year                           2,041

Cash dividends on common stock                                 2,175

Retained earnings, end of year                                 1,995

                                                E - 6
                                 OHIO VALLEY ELECTRIC CORPORATION

                                     STATEMENT OF CASH FLOWS

                                 FOR YEAR ENDED DECEMBER 31, 1999
                                           UNAUDITED
                                            (000's)


Cash From Operations:
    Net Income                                                          2,129
  Adjustments to reconcile net income to net
    cash provided by (used in) operating activities:
      Depreciation                                                        481
      Debt expense Amortization                                            40
      Future  income tax benefits                                       1,090
      Changes in assets and liabilities:
      Accounts receivable                                             (21,252)
      Coal in storage                                                   3,710
      Materials and supplies                                              (34)
      SO2 allowances                                                      867
      Property taxes applicable to subsequent years                       (92)
      Prepaid expenses and other                                          381
      Accounts payable                                                   (219)
      Accrued taxes                                                    (1,852)
      Accrued interest and other                                          228
      Other                                                             3,352

        Net cash provided by (used in) operations                     (11,171)

Investing Activities:
    Reimbursement for plant replacements and
    additional facilities                                               1,400
      Net electric plant additions                                     (7,837)
      Advances in subsidiary                                            6,896

        Net cash provided by investing activities                         459

Financing Activities:
    Notes payable maturing in one year                                   (500)
    Senior secured notes                                               (6,896)
    Coal purchase obligation                                           (8,000)
    Line-of-Credit borrowings                                          30,000
    Dividends-common stock                                             (2,175)

      Net cash provided by financing activities                        12,429

      Net increase in cash and cash equivalents                         1,717

Cash and cash equivalents, beginning of year                            1,045

Cash and cash equivalents, end of year                                  2,762


Supplemental Disclosures
  Interest paid during the year                                         5,841

  Federal income taxes paid during the year                             3,000

For purposes of this statement, the company considers temporary cash investments to be cash equivalents since they are readily convertible into cash and have maturities of less than three months.